EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

OSI OPTOELECTRONICS, INC.

(as “Buyer”, on the one hand)

AND

CAS MEDICAL SYSTEMS, INC.

AND

STATCORP, INC.
(each as a “Seller”
and collectively as the “Sellers”,
on the other hand)

November 5, 2010

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of November 5, 2010 is by and among OSI Optoelectronics, Inc., a California corporation (“Buyer”), on the one hand, and CAS Medical Systems, Inc., a Delaware corporation (“CASMED”), and its wholly owned subsidiary, Statcorp, Inc., a Delaware corporation (“Statcorp” and, together with CASMED, each a “Seller” and collectively, the “Sellers”), on the other hand.  Buyer and Sellers are sometimes collectively referred to herein as the “Parties”.  Any defined terms not otherwise defined in a particular section shall have the meanings set forth in Section 7.

WHEREAS, among other things, Sellers are engaged in the development, assembly and sale of complete line of disposable and reusable blood pressure cuffs and rapid infusion cuffs for worldwide use in the medical industry (collectively, the “Business”); and

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase, all of the assets of Sellers used primarily or exclusively in the Business, upon the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual representations, warranties and covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

SECTION 1

SALE AND PURCHASE OF ASSETS

1.1 Purchased Assets.  Subject to the provisions of this Agreement, at the Closing (as defined in Section 1.11), Sellers shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Sellers, free and clear of any Liens, all of Sellers’ right, title and interest in and to all of the assets and properties used primarily or exclusively in the Business, but excluding the Excluded Assets (the “Purchased Assets”).  The Purchased Assets shall include, without limitation, the following assets, properties and rights, wherever located:

(a) all inventories of raw materials, work-in-process and finished goods of the Business (“Purchased Inventory”), including, without limitation, those listed in Section 1.1(a) of the Sellers Disclosure Schedule (as defined in Section 2 below);

(b) all fixed assets related primarily or exclusively to the Business, including without limitation, machinery and equipment and other fixed assets listed on Section 1.1(b) of the Sellers Disclosure Schedule and, to the extent not listed on Section 1.1(b) of the Sellers Disclosure Schedule, those located at Sellers’ Jacksonville, Florida facility (collectively, “Purchased Equipment”), but excluding all fixed assets located at CASMED’s facilities in Branford, Connecticut (other than the fixed assets located in Branford, Connecticut that are expressly listed on Section 1.1(b) of the Sellers Disclosure Schedule);

(c) all Exclusive Business IP (as defined in Section 2.10(a)), and all licenses or sublicenses with respect to any Exclusive Business IP;

(d) all goodwill related primarily or exclusively to the Business as a going concern, including, without limitation, the trademarks listed in Section 2.10(b)(i) of the Sellers Disclosure Schedule, and all telephone and facsimile numbers used exclusively in the Business;

(e) all data, files, books and records (including billing and financial and accounting records and, subject to receipt of written consent from the Sellers Employees, personnel records of the Sellers Employees as required by applicable Laws and Regulations, but excluding email and other correspondence), business plans, strategies, marketing and other documents and information maintained by Sellers relating primarily or exclusively to the Business (whether in print, electronic or other media and including, without limitation, all customer and supplier and prospective customer and supplier lists and files, and referral sources) and web page programming code owned by Sellers relating exclusively to the Business or the Statcorp Products; provided, however, that Sellers shall be permitted to retain copies of the foregoing for its records;

(f) all of the rights of Sellers under Fully Acquired Agreements (as defined in Section 1.3(a)) and a portion of the rights of Sellers under the Partially Acquired Agreements (as defined in Section 1.3(a)) included in the Assumed Liabilities;

(g) all of Sellers’ federal, state, municipal and foreign licenses, Permits (including, without limitation, those listed in Section 2.15 of the Sellers Disclosure Schedule) and authorizations, and all pending applications therefor and renewals thereof that are necessary to and are used primarily or exclusively in the operation of the Business, each of which shall be listed in Section 1.1(g) of the Sellers Disclosure Schedule, in each case to the extent transferable to Buyer;

(h) all Actions of any kind (including, but not limited to, rights under and pursuant to all warranties, representations and guarantees made by customers of Sellers or suppliers of services and materials or equipment to Sellers) pertaining primarily or exclusively to or arising primarily or exclusively out of the Business, and inuring to the benefit of Sellers, but excluding, however, those items described in Section 1.2 below or described on Section 1.1(h) of the Sellers Disclosure Schedule;

(i) all information technology systems of Sellers and used primarily or exclusively in the Business, such as computers, servers and related hardware, phones, software, licenses and data, all of which shall be as listed in Section 1.1(i) of the Sellers Disclosure Schedule;

(j) all Accounts Receivable as of the Closing Date, all of which shall be listed in Section 1.1(j) of the Sellers Disclosure Schedule (which listing shows Accounts Receivable of the Business as of September 30, 2010 and shall be updated by the Parties not later than thirty (30) calendar days after the Closing Date to show Accounts Receivable of the Business as of the Closing Date);

(k) all of Sellers’ rights relating to deposits and prepaid expenses, claims for refunds and rights to offset existing as of the Closing Date, which shall be set forth in Section 1.1(k) of the Sellers Disclosure Schedule (the “Deposits and Prepaid Expenses”); and

(l) to the extent not enumerated above in this Section 1.1, all of the assets of Statcorp, other than the Excluded Assets.

1.2 Excluded Assets.  Notwithstanding the foregoing, the Purchased Assets shall not include any of the following assets, rights and properties of Sellers (collectively, the “Excluded Assets”), all of which shall be retained by Sellers:

(a) all cash and cash equivalents of Sellers;

(b) all of Sellers’ minute and stock books or similar corporate records or other constitutional documents;

(c) a copy of all personnel records and other records that Sellers are required by applicable Laws and Regulations to retain in its possession;

(d) all claims for Seller’s refund, rebate, abatement or other recovery of Taxes and other governmental charges of whatever nature, together with any interest due thereon or penalty rebate arising therefrom, the basis of which arises or accrues in any Pre-Closing Tax Period;

(e) all of Sellers’ insurance policies and rights thereunder as set forth in Section 1.2(e) of the Sellers Disclosure Schedule;

(f) all of Sellers’ right, title and interest in and to all of the assets and properties not used primarily or exclusively in the Business, subject to Section 4.12 below; and

(g) all of Sellers’ rights under this Agreement and the Transaction Documents and the consideration to be paid to Sellers hereunder.

1.3 Liabilities.

(a) Assumed Liabilities.  At the Closing, Buyer shall assume and agree to fully pay, perform or discharge or cause to be fully paid, performed or discharged when due, (i) only the post-Closing Liabilities arising out of (A) the contracts, equipment leases, license agreements, permits and agreements of or relating to the Business listed on Section 1.3(a)(i)(A) of the Sellers Disclosure Schedule, the benefits of which are assigned to Buyer or for which Buyer otherwise receives substantially all of the economic benefits thereof pursuant to this Agreement to the extent, and only to the extent, such obligations accrue after the Closing Date or are expressly assumed by Buyer (the “Fully Acquired Agreements”) and (B) the contracts and agreements of or relating to the Business listed on Section 1.3(a)(i)(B) of the Sellers Disclosure Schedule, a portion of the benefits of which are assigned to Buyer or for which Buyer otherwise receives a portion of the economic benefits thereof pursuant to this Agreement to the extent, and only to the extent, such obligations accrue after the Closing Date or are expressly assumed by Buyer (the “Partially Acquired Agreements,” and together with the Fully Acquired Agreements, the “Acquired Agreements”); (ii) all accounts payable (“Accounts Payable”) as of the Closing Date listed on Section 1.3(a)(ii) of the Sellers Disclosure Schedule (which listing shows Accounts Payable of the Business as of September 30, 2010 and shall be updated by the Parties not later than thirty (30) calendar days after the Closing Date to show Accounts Payable of the Business as of the Closing Date); and (iii) all accrued expenses

(the “Accrued Expenses”) as of the Closing Date listed on Section 1.3(a)(iii) of the Sellers Disclosure Schedule (which listing shows Accrued Expenses of the Business as of September 30, 2010 and shall be updated by the Parties not later than thirty (30) calendar days after the Closing Date to show Accrued Expenses of the Business as of the Closing Date) (collectively, the “Assumed Liabilities”).  Notwithstanding this Section 1.3(a), to the extent that any Acquired Agreement is not capable of being sold, assigned, transferred or conveyed without the authorization, approval, consent or waiver of any other party thereto, Buyer’s assumption of the Assumed Liabilities with respect to such Acquired Agreement (other than Accrued Expenses or Accounts Payable related thereto) shall only become effective upon such other party’s authorization, approval, consent or waiver thereto.

The assumption of the Assumed Liabilities by Buyer hereunder shall not enlarge any rights of third parties under contracts or arrangements with Buyer or Sellers or any of their respective Affiliates.  Nothing herein shall prevent Buyer from contesting any of the Assumed Liabilities or Sellers from contesting any of the Excluded Liabilities.

(b) Excluded Liabilities.  Except as otherwise specifically provided in this Section 1.3 (b), each of the Sellers shall be solely responsible for any and all of its other Liabilities not included within the Assumed Liabilities, and Buyer shall not assume or be liable for any Liabilities of Sellers or their Affiliates not included within the Assumed Liabilities (collectively, the “Excluded Liabilities”), including but not limited to the following:

(i)           any Liability arising out of any failure of Sellers to comply with any applicable Laws and Regulations;

(ii)          any Liability arising out of breaches of any agreements, commitments, arrangements and understandings, oral or written, by Sellers;

(iii)         any Liability arising out of pre-Closing Taxes, including any payroll Taxes;

(iv)         any Liability arising out of or in respect of any Indebtedness of Sellers;

(v)          any Liability arising out of any Employee Benefit Plan at the time of Closing, other than Buyer’s obligations to reimburse Seller with respect to “Employment Benefits Services” under the Transition Services Agreement;

(vi)         any Liability arising out of making payments or compensation of any kind (including, but not limited to, as a result of the termination of employment by Sellers or the consummation of the transaction contemplated hereby but excluding paid time off, vacation and sick leave assumed by Buyer pursuant to Section 1.3(a)) to any employees of Sellers with respect to pre-Closing periods, including in connection with this Agreement or the other Transaction Documents, or any transactions contemplated hereby or thereby;

(vii)        any Liability associated with or related to any of the Excluded Assets or from the operations of the Business arising from or caused by Seller on or prior to the Closing Date, regardless of whether such operations were conducted by the Seller and regardless of whether the Losses occur post-Closing, and irrespective of the name or names under which such operations were conducted), including without limitation, Liabilities under any real property lease for any manufacturing or other facility of Sellers and any Liability for personal injury, including death and property damage, warranty obligations and recall exposure arising out of or relating to any claim or Action by any Person pertaining to products manufactured, designed, consigned and/or sold by or on behalf of the Sellers prior to the Closing Date, regardless of whether the Liability occurs post-Closing;

(viii)       any Liability of Sellers incurred in connection with the making or performance of this Agreement and the transactions contemplated hereby;

(ix)          any Liability arising out of or related to any FDA recall arising from or relating to actions or omissions caused by the Sellers prior to the Closing, including but not limited, to, any recalls in connection with Form FDA-483, regardless of whether the Liability occurs post-Closing; and

(x)           any costs or expenses of Sellers incurred in connection with shutting down, deinstalling and removing equipment not purchased by Buyer, and the costs and any Liabilities associated with all contracts of Sellers that are not Assigned Agreements.

1.4 Purchase Price; Payment to Third Parties in Satisfaction of Purchase Price; Buyer Closing Deliveries.  The purchase price (the “Purchase Price”) for the Purchased Assets shall be $3,200,000 in cash.  At the Closing (or, if the Closing occurs on a non-Business Day, on the first Business Day following the Closing), in consideration of the sale of the Purchased Assets by Sellers to Buyer, and subject to the satisfaction or waiver by the appropriate Party of all conditions set forth herein, Buyer shall deliver to Sellers the cash payment of the Purchase Price by wire transfer of immediately available funds to the single account designated in writing by Sellers.  The Purchase Price shall be subject to any post-Closing adjustments as set forth in this Section 1.

1.5 Working Capital Adjustment.  Not later than thirty (30) calendar days after the Closing Date, Buyer, with Sellers’ assistance, shall prepare and deliver, or cause to be prepared and delivered, to Sellers (A) an unaudited estimated balance sheet of the Business as of the close of business on the Closing Date without giving effect to the consummation of the transactions contemplated by this Agreement (the “Proposed Closing Balance Sheet”) and (B) a statement (the “Closing Date Working Capital Statement”) setting forth Sellers’ calculation, based on the Proposed Closing Balance Sheet, of Working Capital.  The Closing Date Working Capital Statement shall set forth Buyer’s calculation of the amount of Closing Working Capital Shortfall or Closing Working Capital Surplus, as applicable.   The Buyer shall pay the Sellers the Closing Working Capital Surplus in accordance with Section 1.7(c) only if the Closing Working Capital Target is greater than $2,037,168.  The Sellers shall pay the Buyer the Closing Working Capital Shortfall in accordance with Section 1.7(c) only if the Closing Working Capital Target is less than $2,017,168.

1.6 Contingent Earnout Consideration.  In addition to the Purchase Price, Buyer shall make contingent payments to Sellers as provided for in this Section 1.6.

(a) Earnout.  Buyer shall make contingent payment to Sellers (the  “Earnout Payment”) based on the Net Sales for the six (6) month period commencing on November 6, 2010 and ending on May 6, 2011 (the “Earnout Period”) as follows:

(i) if the Net Sales are at least $4,250,000, Sellers will be entitled to $350,000;

(ii) if the Net Sales are at least $3,825,000, Sellers will be entitled to $250,000;

(iii) if the Net Sales are at least $3,400,000, Sellers will be entitled to $150,000; and

(iv) if the Net Sales are less than $3,400,000, Sellers will not be entitled to any Earnout Payment.

(b) Within sixty (60) days following the Earnout Period, Buyer shall deliver to Sellers a statement of Buyer’s calculation of the Net Sales recorded by Buyer (broken out by customer by month) from external customers for the sales of Statcorp Products and Services during the Earnout Period (the “Earnout Statement”).  In the event that Sellers do not manage Buyer’s accounts receivables under the Transition Services Agreement with respect to all Statcorp Products and Services sold during the first 90 days of the Earnout Period, Buyer shall delivery to Sellers a statement of Buyer’s calculation of gross revenues recorded by Buyer from external customers (broken out by customer by month) from the sales of Statcorp Products and Services during such 90-day period.

(c) Computation of Earnout Payments.

(i) The term “Net Sales” shall mean any gross revenues and deductions calculated in accordance with GAAP recorded by Buyer from external customers for the sales of Statcorp Products and Services.  The deductions calculated in accordance with the foregoing shall also include discounts allowed, allowances for damaged or missing goods and sales returns, but excluding external commissions.

(ii) In its sales and marketing of Statcorp Products during the Earnout Period, Buyer shall undertake efforts that are commercially reasonable in the context of Buyer’s overall business.

1.7 Review of Computation of Earnout Payment and Working Capital Adjustment.

(a) Buyers shall deliver, with Sellers’ assistance, a Closing Date Working Capital Statement in accordance with Section 1.5 and Buyer shall deliver an Earnout Statement in accordance with Section 1.6 (the Earnout Statement, together with the Working Capital Statement, the “Statements,” and the Party delivering a Statement, the “Delivering Party,” and the Party receiving such Statement, the “Receiving Party”).

(b) Each Statement shall become final and binding upon the Parties on the 30th day following the date on which the Statement is delivered to the Receiving Party, unless the Receiving Party delivers a written notice of its disagreement with the Statement (a “Notice of Disagreement”) to the Delivering Party prior to such date; provided, however that the forgoing shall not prejudice Sellers’ rights under Section 1.6(c)(ii).  Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted and (ii) only include good faith disagreements based on the Statement not being calculated in accordance with the terms of this Agreement.  During the 30 day period following the delivery of the Notice of Disagreement, the Receiving Party shall have the right, directly or through its designated representatives, to inspect, audit and make copies of all of Buyer's books, records, correspondence, receipts, vouchers and memoranda relating to the Business.  During such 30 day period following the delivery of the Notice of Disagreement, the Delivering Party shall also have the right, directly or through its designated representatives, to inspect, audit and make copies of all of Sellers’ books, records, correspondence, receipts, vouchers and memoranda relating to the Business.  Sellers and Buyer shall preserve all such applicable records for a period of three (3) years, and shall provide access to the principal office of Buyer or Sellers, as applicable, for such audit during normal business hours.  If a Notice of Disagreement is received by the Delivering Party in a timely manner, then any Statement so disputed (as revised in accordance with this sentence) shall become final and binding upon the Sellers and Buyer on the earlier of (x) the date the Sellers and Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (y) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below).  During the 30 calendar day period following the delivery of a Notice of Disagreement, the Sellers and Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement.  If at the end of such 30 day period the Sellers and Buyer have not resolved in writing all of the matters specified in the Notice of Disagreement, the Sellers and Buyer shall submit to an independent accounting firm (the “Accounting Firm”) for arbitration within thirty (30) calendar days of the expiration of such 30 period, in accordance with the standards set forth in this Section 1.7, only the matters that remain in dispute.  The Accounting Firm shall be Grant Thornton LLP or such other nationally recognized independent public accounting firm as shall be agreed upon by the Sellers and Buyer in writing.  The Accounting Firm shall execute a confidentiality agreement in form and substance that is reasonably satisfactory to Buyer and Sellers.  The Sellers and Buyer shall use reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within thirty (30) calendar days of the receipt of such submission.  The scope of the disputes to be resolved by the Accounting Firm shall be limited to correcting mathematical errors and determining whether the items in dispute were determined in accordance with the terms of this Agreement, and the Accounting Firm is not to make any other determination, or make any inquiry into matters not necessary for calculating the amounts set forth in the Statement in dispute.  The Accounting Firm’s decision shall be based solely on written submissions by the Sellers and Buyer and their respective representatives and not by independent review and shall be final and binding on all of the Parties hereto.  The Accounting Firm may not assign a value greater than the greatest value for such item claimed by either Party or smaller than the smallest value for such item claimed by either Party.  Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced, subject to any further restrictions as set forth in this Agreement.  The fees and expenses of the Accounting Firm incurred pursuant to this Section 1.7 shall be split equally between the Sellers and Buyer.

(c) Within five (5) Business Days of the determination of the applicable final Statement: (i) the Buyer shall pay, by wire transfer of immediately available funds to an account designated by the Sellers, the Earnout Payment; (ii) the Buyer shall pay, by wire transfer of immediately available funds to an account designated by the Sellers, the Closing Working Capital Surplus, if any, as set forth in Section 1.5; and (iii) the Sellers shall pay, by wire transfer of immediately available funds to an account designated by the Buyer, the Closing Working Capital Shortfall, if any, as set forth in Section 1.5.

1.8 Transfer of Purchased Assets, Assumption of Assumed Liabilities, Closing Deliveries of Sellers.

(a) At the Closing, Sellers shall deliver or cause to be delivered to Buyer all consents, certificates, documents, instruments and other items reasonably requested by Buyer to give effect to the transactions contemplated hereby, including those set forth in clauses (i) through (xi) below.  Such instruments shall include, without limitation, the following:

(i) a Bill of Sale executed by Sellers substantially in the form attached hereto as Exhibit A (the “Bill of Sale”);

(ii) an Intellectual Property Assignment executed by Sellers substantially in the form attached hereto as Exhibit B (the “IP Assignment”);

(iii) an Assignment and Assumption Agreement executed by Sellers substantially in the form attached hereto as Exhibit C (the “Assumption Agreement”);

(iv) a certificate signed on behalf of each Seller by its President and dated as of the Closing Date certifying that the representations and warranties made by Seller in this Agreement are true and correct as of the date of the Closing and that Seller has performed and complied with all covenants and agreements to be performed or complied with by it on or prior to the Closing Date;

(v)  copies of the following:  (i) a copy of the Certificate of Incorporation of each Seller, as in effect immediately before the Closing Date, certified by the Secretary of the State of Delaware, and (ii) certificates, as of a recent practicable date, of the Secretary of the State of Delaware as to each Seller’s corporate good standing;

(vi) a certificate of the Secretary of each Seller, dated as of the Closing Date, in a form reasonably satisfactory to Buyer, certifying as to (i) the Certificate of Incorporation and By-laws, as in effect on and as of the Closing Date and (ii) the incumbency of its officers executing documents executed and delivered in connection herewith;

(vii) the Transition Services Agreement executed by Sellers substantially in the form attached hereto as Exhibit D (the “Transition Services Agreement”);

(viii) the VA Side Letter executed by CASMED substantially in the form attached hereto as Exhibit E (the “VA Side Letter”);

(ix) instruments of release and consent in form and substance reasonably satisfactory to Buyer for the release of all Liens upon the Purchased Assets, including without limitation instruments of release and consent of NewAlliance Bank and copies of all UCC Financing Amendments or Termination Statements necessary to evidence such releases;

(x) Partial Assignment and Assumption Agreements executed by CASMED substantially in the form attached hereto as Exhibit F with respect to each Partially Acquired Agreement (the “Partial Assumption Agreements”), subject to the last sentence in Section 1.3(a); and

(xi) Assignments, necessary approvals, consents and waivers duly executed by Sellers and all necessary third parties with respect to the Acquired Agreements, in each case that are required in accordance with Section 1.9.

(b) At the Closing, Buyer shall deliver or cause to be delivered to Sellers all consents, certificates, documents, instruments and other items reasonably requested by Sellers to give effect to the transactions contemplated hereby, including those set forth in clauses (i) through (vii) below.  Such instruments shall include, without limitation, the following:

(i) an Assumption Agreement executed by Buyer

(ii) a certificate signed on behalf of Buyer by its President and dated as of the Closing Date certifying that the representations and warranties made by Buyer in this Agreement are true and correct as of the date of the Closing and that Buyer has performed and complied with all covenants and agreements to be performed or complied with by it on or prior to the Closing Date;

(iii) a copy of a certificate, as of the most recent practicable date, of the Secretary of the State of California as to Buyer’s corporate good standing;

(iv) a certificate of the Secretary of Buyer, dated as of the Closing Date, in a form reasonably satisfactory to Sellers, certifying as to (i) the Certificate of Incorporation and By-laws, as in effect on and as of the Closing Date and (ii) the incumbency of its officers executing documents executed and delivered in connection herewith;

(v) the Transition Services Agreement executed by Buyer;

(vi) the VA Side Letter executed by Buyer; and

(vii) Partial Assumption Agreements executed by Buyer with respect to each Partially Acquired Agreement, subject to the last sentence in Section 1.3(a).

1.9 Delivery of Records and Contracts.  At the Closing, Sellers shall have delivered to Buyer: (a) all written leases, contracts, commitments and rights evidencing Purchased Assets and Assumed Liabilities, together with consents to assignment to Acquired Agreements from the Persons listed on Section 1.9 of the Sellers Disclosure Schedule, in form and substance reasonably acceptable to Buyer; and (b) correct and complete copies of all of Sellers’ business records, tax returns, books and other data (except corporate records of Sellers excluded under Section 1.2(b) and personnel records, which are covered under Section 4.7) relating jointly or exclusively to the Purchased Assets not previously provided to Buyer; and Sellers shall take all requisite steps to put Buyer in actual possession and operating control of the Purchased Assets.

1.10 Closing.  The closing of the sale and purchase of the Purchased Assets and the transactions contemplated hereby (the “Closing”) shall take place at the offices of Wiggin and Dana LLP, 265 Church Street, New Haven, Connecticut 06510 (or at such other place as the parties may designate in writing) and shall occur concurrently with the execution and delivery of this Agreement (the “Closing Date”).

1.11 Allocation of Purchase Price.  The Purchase Price shall be allocated among the Purchased Assets in accordance with the provisions of Section 1060 of the Code, and shall be binding upon Buyer and Sellers for income tax purposes.  Sellers and Buyer hereby agree that Buyer shall prepare and provide to Sellers a draft allocation of the Purchase Price among the Purchased Assets within thirty (30) calendar days after the Closing Date.  Sellers shall notify Buyer within ten (10) calendar days of receipt of such draft allocation of any objection Sellers may have thereto, Sellers and Buyer agree to resolve any disagreement with respect to such allocation in good faith.   The allocations will be adjusted proportionately to the extent of any Working Capital adjustments determined and paid in accordance with Section 1.5.  Sellers and Buyer hereby undertake and agree to promptly execute and deliver all such documents, forms and other information relating to such allocation and to file timely any information that may be required to be filed pursuant to Treasury Regulations promulgated under Section 1060(b) of the Code.  Buyer and Sellers also each agree to file income tax returns consistently with the foregoing allocation.  The allocation of the Purchase Price pursuant to this Section 1.11 shall not be construed as a limitation on damages for breach of any covenant or agreement by Sellers in this Agreement, nor shall such allocation be deemed to limit Buyer’s remedies.

1.12 Transfer Taxes.  All transfer, excise, documentary, sales, use, stamp, registration, and other such Taxes and fees (including any penalties and interest) incurred by reason of the sale and transfer of the Purchased Assets pursuant to this Agreement (the “Transfer Taxes”) shall be paid by Sellers when due, and Sellers will, at Sellers’ own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other Taxes and fees.

SECTION 2

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers represent and warrant to Buyer that, except as set forth in the disclosure schedule delivered by Sellers to Buyer (the “Sellers Disclosure Schedule”), the statements contained in this Section 2 are true and correct as of the Closing Date.  The Sellers Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 2 and the disclosures in any section or subsection of the Sellers Disclosure Schedule shall qualify each other section or subsection  of the Sellers Disclosure Schedule where the nature of such item makes it reasonably apparent that such item would be an appropriate disclosure in such other section or subsection.

2.1 Organization and Qualification.  Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted.  Each Seller is qualified or otherwise authorized to transact business as a foreign corporation in all jurisdictions in which such qualification or authorization is required by law, except where the failure to be so qualified or authorized would not result in a Seller Material Adverse Effect.  Each jurisdiction in which each Seller is qualified or otherwise authorized to transact business is listed in Section 2.1 of the Sellers Disclosure Schedule.  Each of the Sellers has delivered to Buyer true and complete copies of its Certificate of Incorporation (“Certificate of Incorporation”) and By-laws (“By-laws”) as presently in effect, and Sellers are not in default in the performance, observation or fulfillment of any provision of their respective Certificate of Incorporation or By-laws.  Except as set forth on Section 2.1 of the Sellers Disclosure Schedule, Sellers do not own any shares of capital stock or other securities of, or control directly or indirectly, any other entity.

2.2 Authority to Execute and Perform Agreements.  Sellers have the corporate power and authority to execute and deliver this Agreement, the Bill of Sale, the IP Assignment, the Assumption Agreement, the Partial Assumption Agreement, the VA Side Letter and the Transition Services Agreement (collectively, the “Transaction Documents”) and to perform fully their obligations hereunder and thereunder.  The execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Sellers.  The execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby have been duly approved by the Board of Directors of CASMED and the Board of Directors and sole stockholder of Statcorp.  Sellers have provided Buyer with copies of all resolutions necessary in order for the transactions contemplated by this Agreement and the other Transaction Documents to comply with the Certificates of Incorporation and By-laws of the Sellers.  This Agreement has been, and the other Transaction Documents to which it is a party when delivered at the Closing will be, duly executed and delivered by Sellers, and constitute valid and binding obligations of Sellers, enforceable against them in accordance with their respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar Laws and Regulations affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.3 Noncontravention.  Neither the execution, delivery and performance of this Agreement and the other Transaction Documents by Sellers, nor the consummation by Sellers of the transactions contemplated hereby or thereby will (a) violate or constitute a breach of any provision of Sellers’ respective Certificate of Incorporation or By-laws, (b) require on the part of Sellers any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Acquired Agreement or Material Agreement (as defined in Section 2.12), other than with respect to consents to assignment which will be sought following the closing pursuant to Section 4.2 (d) violate any Permit (as defined in Section 2.15), (e) result in the imposition of any Liens upon any of the Purchased Assets or the Business, or (f) violate any Order, Permit, Law or Regulation in effect as of the Closing Date applicable to the Business, Sellers or any of their properties or assets (each of the events described in the foregoing clauses (a) through (f), a “Violation”), including the Purchased Assets, except, in each case, where the Violations listed in (b), (d) or (f) would not have a Seller Material Adverse Effect.  Except as set forth in Section 2.3 of the Sellers Disclosure Schedule, Sellers are not required to give any notice to or obtain any consent or waiver from any individual or entity in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to avoid a modification or termination of, or a payment or default under, any contract or agreement with a third Person.

2.4 Financial Statements; Absence of Certain Changes.

(a) Section 2.4(a) of the Sellers Disclosure Schedule attaches true and complete copies of (i) the audited consolidated balance sheet of CASMED as of December 31, 2009, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the fiscal year then ended , and (ii) the unaudited list of assets and liabilities of the Business as of September 30, 2010 (the “Sellers Balance Sheet”), and the related statements of operations for the nine-month period then ended (the date of the Sellers Balance Sheet is the “Sellers Balance Sheet Date”), and

(iii) a reasonably detailed statement of all debts and Liabilities of the Business, including any accruals or accounts payable of the Business known to Sellers through the Sellers Balance Sheet Date.  The financial statements of Sellers in clauses (i) and (ii) are sometimes herein called the “Sellers Financial Statements.”  The Sellers Financial Statements have been prepared from, and are in accordance with, the books and records of Sellers and present fairly in all material respects the financial condition and results of operations of Sellers as of the dates thereof and for the period then ended in accordance with GAAP; provided, however, that the Sellers Financial Statements described in clause (ii) are subject to normal year-end adjustments and lack footnotes and other presentational items.  The books and records of Sellers related to the Business are complete and correct in all material respects and have been maintained in accordance with reasonable business and bookkeeping practices.

(b) Absence of Certain Changes.  Since the Sellers Balance Sheet Date, except as disclosed in Section 2.4(b) of the Sellers Disclosure Schedule, (i) there has been no change in the assets, liabilities or financial condition of the Business from that reflected in the Sellers Balance Sheet, except for changes in the ordinary course of business (none of which results from, arising out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law, and none of which, individually or in the aggregate, is material) or reflected in the Sellers Balance Sheet, (ii) to the knowledge of Sellers, there has occurred no event or development which, individually or in the aggregate, has had or would reasonably be expected to have in the future, a Seller Material Adverse Effect, and (iii) Sellers have not taken any of the following actions with respect to the Business or any of the Purchased Assets:

(A) acquired, sold, leased, licensed or otherwise disposed of any assets or property other than in the ordinary course of business consistent with past practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law, and none of which, individually or in the aggregate, is material);

(B) created or permitted to suffer to exist any Liens on any of the Purchased Assets;

(C) amended, terminated, canceled or taken or omitted to take any action that would constitute a violation of or default under, or waiver of any rights under, any Acquired Agreement;

(D) entered into any contracts or commitments involving potential payments by Sellers in any single instance of $25,000 or more, or in the aggregate of $100,000 or more, except for contracts or commitments for the purchase of services, supplies or materials in the ordinary course of business consistent with past practices;

(E) incurred any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Purchased Assets;

(F) entered into any agreement or understanding, whether in writing or otherwise, to take any of the actions specified in paragraphs (A) through (E) above, except as specifically contemplated hereby.

2.5 Undisclosed Liabilities.

(a)           Sellers do not have any Liabilities with respect to the Business or the Purchased Assets, except for (i) Liabilities disclosed in Section 2.4(a) of the Sellers Disclosure Schedule or Section 2.5(a) of the Sellers Disclosure Schedule, (ii) Liabilities which have arisen since the Sellers Balance Sheet Date in the ordinary course of business consistent with past practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law, and none of which, individually or in the aggregate, is material), or (iii) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

(b)           Except for Indebtedness reflected in the Sellers Financial Statements, Sellers have no Indebtedness with respect to the Business outstanding at the date hereof.  Except as disclosed in Section 2.5(b) of the Sellers Disclosure Schedule, Sellers are not in default with respect to any such outstanding Indebtedness or any instrument relating thereto, nor is there any event which, with the passage of time or giving of notice, or both, would reasonably be expected to result in a default, and no such Indebtedness or any instrument or agreement relating thereto limits the operation of the Business of Sellers.  Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Indebtedness of Sellers with respect to the Business have been furnished to Buyer.

2.6 Compliance with Laws.  Sellers are in material compliance with all Laws and Regulations applicable to the conduct of the Business and the Purchased Assets.  Sellers have received no written or oral notice of, and there has never been, any citation, fine or penalty imposed or asserted against Sellers for any violation of such Laws and Regulations.

2.7 Tax Matters.

(a) For purposes of this Agreement, (i) “Tax Return” means any return, declaration, report, claim for refund, information return, or statement, and any schedule, attachment, or amendment thereto, including without limitation any consolidated, combined or unitary return or other document (including any related or supporting information), filed or required to be filed by any taxing authority in connection with the determination, assessment, collection, imposition, payment, refund or credit of any federal, state, local or foreign Tax or the administration of the laws relating to any Tax, and (ii) “Tax” or “Taxes” means any and all taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature including, without limitation, all net income, gross income, profits, gross receipts, excise, real or personal property, sales, ad valorem, withholding, social security, retirement, employment, unemployment, minimum, estimated, severance, stamp, property, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other taxes, customs duty, fees assessments or charges of any kind whatsoever, imposed by any taxing authority, including any liability therefor as a transferee under Section 6901 of the Code or any similar provision of applicable law, as a result of Treasury Regulation Section 1.1502-6 or any similar provision of applicable law, or as a result of any Tax sharing or similar agreement, together with any interest, penalties or additions to tax relating thereof.

(b) To the extent that failure to do so would, or reasonably be expected to, adversely impact the Buyer, the Business, the Purchased Assets or Buyer’s use of the

Purchased Assets, Tax Returns required to be filed on or before the date hereof by or with respect to Sellers have been filed within the time and in the manner prescribed by law.  All such Tax Returns are true, correct and complete in all material respects, and all Taxes owed by Sellers, whether or not shown on any Tax Return, have been paid except such Taxes, if any, (i) as are listed in Section 2.7 of the Sellers Disclosure Schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Sellers Balance Sheet or (ii) where the failure to pay such taxes would not have a Seller Material Adverse Effect.  Sellers have filed tax returns in all jurisdictions where it is required to file and Sellers has not received notice of any claim by any taxing authority in any other jurisdiction that Sellers is or may be subject to taxation by that jurisdiction.

(c) There are no Liens with respect to Taxes upon any of the Purchased Assets, other than with respect to Taxes not yet due and payable.

2.8 Litigation.  There are no outstanding Orders of any Governmental Entity against the Sellers with respect to the Business or any of the Purchased Assets.  Except as disclosed in Section 2.8 of the Sellers Disclosure Schedule, there is no Litigation pending or, to the knowledge of the Sellers, threatened against the Sellers with respect to the Business or any of the Purchased Assets or against Sellers or any of their respective directors, officers or stockholders challenging this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby seeking damages or to delay, restrain or prohibit the purchase and sale of the Purchased Assets, or that has had or would reasonably be expected to result in a Seller Material Adverse Effect.  The foregoing includes, without limitation, any Litigation against or relating to Sellers pending or, to the knowledge of the Sellers, threatened involving the prior employment of any employees of the Business, their use in connection with the Business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with former employers.  There is no Litigation by Sellers pending or, to the knowledge of Sellers, threatened against any third Person with respect to the Business or any of the Purchased Assets, including but not limited to, any present or former employee, director, stockholder or officer of Sellers.

2.9 Properties; Title to Assets.

(a) Section 2.9(a) of the Sellers Disclosure Schedule contains a complete and correct list of all (i) personal property, fixtures, assets and rights, owned or used by Sellers primarily or exclusively in the operation of the Business and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) used jointly or exclusively in the Business, regardless of whether Sellers are the lessor or lessee (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.  All such leases, subleases or assignments of leases are in full force and effect, are valid and effective against one or both Sellers and against the other parties thereto in accordance with their respective terms, and there is not, under any of such leases, subleases or assignments of leases, any existing default (or event which with notice or lapse of time, or both, would constitute a default) by Sellers that would give rise to any material claim.  Except as set forth in Section 2.9(a) of the Sellers Disclosure Schedule, all such leases, subleases or assignments of leases will continue to be in full force and effect and valid, binding immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

(b) Except as disclosed in Section 2.9(b) of the Sellers Disclosure Schedule, Sellers own outright and have good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their respective tangible properties and assets used or held for use jointly or exclusively in the Business, including, without limitation, the Purchased Assets, free and clear of any Liens.  Except for the Excluded Assets, the Purchased Assets constitute all the assets, properties or rights, including without limitation, contract rights, that are necessary for the conduct of the Business as currently conducted by Sellers as of the date hereof and as of the Closing Date.  No Person other than Buyer has any written or oral agreement or option or any right (whether by law, or contract) capable of becoming an agreement or option for the purchase or acquisition from Sellers of any of the Purchased Assets.  All Liens with respect to the Purchased Assets will be released on the Closing Date.

(c) Sellers shall file the UCC Financing Amendments and Termination Statements described in Section 1.8(a)(ix) above on the Closing Date (or, if the Closing occurs on a non-Business Day, on the first Business Day following the Closing) and shall deliver copies of such filed UCC Financing Amendments or Termination Statements to Buyer within 2 Business Days following the date of filing thereof.

(d) The equipment and any related capitalized items and other tangible property (in each case which are material to the Business) included in the Purchased Assets are in good operating condition and repair, ordinary wear and tear excepted, are free from material defects, and have been maintained in accordance with normal industry practice.

(e) All Accounts Receivable of Sellers existing on the Closing Date are owned by Sellers free and clear of any Liens and represent or will represent valid obligations arising from sales actually made or services actually performed by Sellers in the ordinary course of business and are, in the reasonable judgment of Sellers, collectible (consistent with the past collections experience of Sellers) without resort to Litigation or extraordinary collection activity, within 90 days after the issuance thereof.  Sellers have not received any written notice from an account debtor stating that any account receivable in an amount in excess of $10,000 is subject to any contest, claim or setoff by such account debtor other than returns in the ordinary course of business of Sellers.  Except as disclosed in Section 2.9(e) of the Sellers Disclosure Schedule, no discount or allowance from any Accounts Receivable has been made or agreed to (other than contingency payment discounts in the ordinary course of business consistent with past practice), and no Accounts Receivable represent billings prior to actual sale of goods or provision of services.

2.10 Intellectual Property.

(a) As used in this Agreement, the term “Intellectual Property Rights” means all: (i) patents, patent applications, inventions and designs, whether or not patentable or registerable and any registrations or certifications thereof with any agency or authority; (ii) trademarks, service marks, trade names, domain names, works of authorship, copyrights and mask works and all registrations and applications to register any of the foregoing with any agency or authority; (iii) trade secrets, whether patentable or unpatentable and whether or not reduced to practice, including all formulae, processes, know-how, technical and clinical data, and any media or other tangible embodiment thereof and all descriptions thereof; (iv) other technology and intangible property, including without limitation, computer software and programs in object code or source code form (“Software”), databases, and documentation and flow charts; and (v) licenses, grants or other rights running to or from a Person relating to any of the foregoing.  The term “Seller Intellectual Property” means all Intellectual Property Rights owned, licensed or used by Sellers jointly or exclusively in connection with the Business or any of the Purchased Assets.  The term “Exclusive Business IP” means all of the Sellers Intellectual Property that is owned, licensed or used by Sellers exclusively in connection with the Business or any of the Purchased Assets, whether or not listed in any Sellers Disclosure Schedule.  The terms “Non-Exclusive Business IP” means all of the Sellers Intellectual Property that are owned, licensed or used by Sellers jointly in connection with the Business and Sellers’ other business, whether or not listed in any Sellers Disclosure Schedule.

(b) Seller has provided Buyer with a true, accurate and complete list of all Seller Intellectual Property Rights, of which the Exclusive Business IP will be set forth in Section 2.10(b)(i) of the Sellers Disclosure Schedule and of which the Non-Exclusive Business IP will be set forth in Section 2.10(b)(ii) of the Sellers Disclosure Schedule, specifying whether such Intellectual Property Rights are exclusive or non-exclusive, owned or licensed, to Sellers and including identifying information of all federal, state and foreign registrations of such Intellectual Property Rights or applications for registration thereof and any restrictions on such Intellectual Property Rights; provided that Sellers shall not be required to list unregistered copyrights, standard software licensed under “shrinkwrap” or “clickwrap” agreements for less than $2,500 per annum that are generally commercially available; provided, further, that Sellers shall not be required to list Software that are not material to the Business.

(c) Except as set forth in Section 2.10(c)(i) of the Sellers Disclosure Schedule, the Sellers Intellectual Property owned by Sellers is free and clear of any Liens.  The Sellers Intellectual Property is sufficient for the conduct of the Business as currently conducted by Sellers.  All licenses, agreements, rights or options constituting or  relating to any Sellers Intellectual Property (the “Sellers Licenses”), as well as the specific intellectual property subject to the license, agreement right or option, are identified on Section 2.10(c)(ii) of the Sellers Disclosure Schedule (other than standard software licensed under “shrinkwrap” or “clickwrap” agreements for less than $2,500 per annum that are generally commercially available).  Except for the Sellers Licenses there are no outstanding rights or options (whether or not currently exercisable), licenses or agreements relating to the Sellers Intellectual Property, nor are Sellers bound by or a party to any rights or options (whether or not currently exercisable), licenses or agreements (other than standard software licensed under “shrinkwrap” or “clickwrap” agreements for less than $2,500 per annum that are generally commercially available) with respect to the Sellers Intellectual Property.  Except for Sellers Intellectual Property  as disclosed in Section 2.10(c)(ii) of the Sellers Disclosure Schedule above, Sellers own the exclusive rights, title and interest to all the copyrights, trademarks, and patents that constitute Sellers Intellectual Property and the CASMED Trademarks and any applications for or registrations of the foregoing.  Except otherwise as disclosed in Section 2.10(c)(iii) of the Sellers Disclosure Schedule, Sellers are not obligated to pay any royalties or other compensation (other than market rate fees for standard software licenses for less than $2,500 per annum that are generally commercially available), to any third Person in respect of its ownership, use or license of any Sellers Intellectual Property.  There has been no breach or violation by Sellers of, and there is no breach or violation by any other party to, any Sellers License.

(d) To the knowledge of the Sellers, the Business, as currently conducted, and the CASMED Trademarks do not infringe, constitute the misappropriation of, or conflict with, any Intellectual Property Rights of any third Person.  There is no claim or threat, and Sellers have never received any notice or other communication (in writing or otherwise) of any claim or threat from, any Person asserting that the Business or the CASMED Trademarks infringe, constitutes the misappropriation of, or conflict with, any Intellectual Property Rights of another Person.  There is no existing or, to the knowledge of Sellers, threatened infringement, interference, misappropriation, or competing claim by any third Person regarding the right to use or ownership of any Sellers Intellectual Property or the CASMED Trademarks.

(e) Sellers have taken commercially reasonable measures and precautions to establish and preserve the confidentiality, secrecy and ownership of all Sellers Intellectual Property that is confidential or proprietary.  Sellers are not aware of any violation of the confidentiality of any non-public Sellers Intellectual Property.  Sellers are not making unlawful use of any confidential information, trade secrets or other Intellectual Property Rights of any third Person.  To the knowledge of Sellers, neither Sellers nor any employees, consultants, or independent contractors of Sellers has any agreements or arrangements with any former employers relating to confidential information or trade secrets of such employers that would interfere with the Sellers’ conducting business or any other activities of Sellers.  To the knowledge of Sellers, the activities of the employees, consultants, or independent contractors of Sellers on behalf or in connection with the Business do not violate any agreements or arrangements which such employees have with former employers or any other third Person.  No current or former employee, officer, director, stockholder, consultant or independent contractor of Sellers has any right, claim or interest in or with respect to any of the Sellers Intellectual Property.

2.11 Contracts and Other Agreements.

(a) Section 2.11(a) of the Sellers Disclosure Schedule sets forth an accurate and complete list of the contracts that are material to the Business or the Purchased Assets (collectively, the “Material Contracts”), including, but not limited to:

(i) any agreement (A) involving research, development or the license of Intellectual Property Rights (other than standard software licensed under “shrinkwrap” or “clickwrap” agreements for less than $2,500 per annum that are generally commercially available); (B) granting a right of first refusal to or from Sellers, or right of first offer or comparable right to purchase any assets or properties of the Business, including, without limitation, Sellers Intellectual Property; (C) relating to a Joint Venture or partnership relating to the Business and involving a sharing of profits, losses, costs or Liabilities with another Person or entity; (D) providing for the payment or receipt of milestone payments or royalties relating to the Business, or (E) that individually requires aggregate expenditures by the Sellers relating to the Business in any one year of more than $5,000 or that could expose the Business to material liability for the failure to perform obligations thereunder or upon cancellation or termination thereof;

(ii) any material contract or other material agreement with customers or other purchasers of goods or services relating to the Business;

(iii) any distributor, sales representative or similar agreement relating to the Business;

(iv) any agreement relating jointly or exclusively to the Business with any current or former stockholder, officer or director of Sellers or any “affiliate” or “associate” of such Persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), including without limitation any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such Person;

(v) any indenture, trust agreement, loan agreement or note that involves or evidences outstanding Indebtedness, obligations or Liabilities for borrowed money or any agreement of surety, guarantee or indemnification;

(vi) any agreement for the disposition of a material portion of the Purchased Assets (other than for the sale of inventory in the ordinary course of business);

(vii) any agreement that limits or restricts the Sellers or any of its successors from competing or engaging in any line of business, or in any geographic area or with any person relating to the Business;

(viii) any employment and consulting agreements, employee benefit, bonus, severance, pension, profit-sharing or participation, stock option, stock purchase and similar plans and arrangements; and

(ix) any agreement requiring the payment to any Person of a commission or fee with respect to the Business other than in the ordinary course of business.

(b)           Sellers have delivered to Buyer or its representative true and complete copies of all the Material Contracts and any Acquired Agreement, or an accurate summary of any oral agreement (and all written amendments or other modifications thereto).  All of such Material Contracts and Acquired Agreements are valid, in full force and effect and binding against Sellers and the other parties thereto in accordance with their respective terms.  Except as set forth in Section 2.11(b) of the Sellers Disclosure Schedule, neither Sellers nor, to the knowledge of Sellers, any other party thereto is, in material breach or default of any of its obligations under any such Material Contracts or such Acquired Agreements, nor does any condition exist that with notice or lapse of time or both would constitute a material breach or default thereunder.  Sellers have performed all material obligations under each Material Contracts and each Acquired Agreements required to be performed by Sellers on or prior to the date hereof.  Sellers have not been notified in writing or orally that any party to a Material Contract or Acquired Agreement intends to cancel, terminate or refuse to renew such Material Contract or Acquired Agreements.

2.12 Insurance.  Section 2.12 of the Sellers Disclosure Schedule sets forth a true and correct list of all policies or binders of fire, liability, workers’ compensation, vehicular or other insurance held by or on behalf of the Sellers with respect to the Business specifying the insurer, the policy number or covering note number with respect to binders, and describing each pending claim thereunder.  Such policies and binders are in full force and effect in all material respects.  Such policies and binders are in all material respects in accordance with the customary insurance requirements for the industry of the Sellers and in compliance with all applicable Laws and Regulations.  Such policies are reasonably believed to be adequate for the

Business engaged in by Sellers and are in conformity with the requirements of all customer agreements to which Sellers are a party and are valid and enforceable in accordance with their terms.  Sellers maintain (A) a general liability insurance policy relating to the Business and any of the Purchase Assets that includes coverage and minimum limit of at least $10,000,000 and (B) a property insurance policy relating to the Business and the Purchase Assets on a replacement cost basis.  The Sellers are not in material default with respect to any provision contained in any such policy or binder.  There are no outstanding unpaid claims under any such policy or binder.  The Sellers have not received a notice of cancellation or non-renewal of any such policy or binder or has failed to give any notice or present any claim under any such policy of binder in due and timely fashion.  The Sellers have no knowledge of any material inaccuracy in any application for such policies or binders, any failure to pay premiums when due, or any similar state of facts which may form the basis for termination, non-renewal or premium increase with respect to any such insurance, or threat thereof.  No such policy is terminable or cancelable by the insurer by virtue of the consummation of the transactions contemplated herein.  Sellers do not have any prior commitments or expect to have any future commitments for capital expenditures in order to comply with engineering recommendations for installation or upgrading of automatic fire suppression systems.

2.13 Warranties.  No product or service offered or provided by Sellers with respect to the Business or any of the Purchased Assets is subject to any guaranty, warranty, right of rework, right of credit or other indemnity other than the applicable standard terms and conditions of sale of Sellers which are set forth in Section 2.13(i) of the Sellers Disclosure Schedule.  Section 2.13(ii) of the Sellers Disclosure Schedule sets forth the aggregate expenses incurred by Sellers in fulfilling its obligations under any such guaranty, warranty, right of rework and indemnity provisions during the twelve (12) month period ending on December 31, 2009 and the nine (9) month period ending on September, 30, 2010 covered by the Sellers Financial Statements.

2.14 Employee Relations.  As of the date hereof, Sellers employs an aggregate of 32 employees who work exclusively in the Business.  Section 2.14 of the Sellers Disclosure Schedule sets forth a list of all current employees or consultants of Sellers who work exclusively in the Business (including name, title and current compensation) (collectively, the “Sellers Employees”).

2.15 Permits.  Section 2.15 of the Sellers Disclosure Schedule sets forth a true and complete list of all licenses, permits, franchises, consents, registrations, orders, approvals or authorizations of any Governmental Entity held by Sellers and that are material to the operation of the Business as currently conducted (collectively, “Permits”).  Sellers have all Permits necessary for the operation of the Business as currently conducted and relating to the Purchased Assets, including, without limitation, all such Permits relating to environmental matters (including the disposal of Hazardous Materials) or the licensing of products, and all of such Permits are in full force and effect.  Sellers are operating in material compliance with all applicable Permits; any applications for renewal necessary to maintain any Permit in effect have been filed; and no proceeding is pending or threatened to revoke, suspend, limit or adversely modify any Permit.  Each such Permit will continue in full force and effect immediately following the Closing.

2.16 Customers and Suppliers.  Section 2.16 of the Sellers Disclosure Schedule contains a true and complete list of the ten largest (by revenues) customers (including original equipment manufacturers, value-added resellers and distributors) of the Business and the ten largest (by expenditures) suppliers of the Business during the 12 month period ending

September 30, 2010.  Since September 30, 2010: (a) there has not been any material adverse change in the business relationship of Sellers with any of such customers or suppliers; and (b) Sellers have not received any written or oral communication or notice from any such customer or supplier of any intention to terminate or materially and adversely modify any existing contracts, work orders, services or other agreement or understanding with Sellers.

2.17 Broker’s Fee.  No broker, finder, agent or similar intermediary has acted on behalf of Sellers in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with Sellers, or any action taken by or on behalf of Sellers.

2.18 Trade Payables.  Section 2.18 of the Seller Disclosure Schedule includes true and accurate listings and amounts of all trade payables of the Business as of the Sellers Balance Sheet Date.  There are no other trade payables outstanding with respect to the Business as of such date.

2.19 Change of Control Payments.  Except as set forth on Section 2.19 of the Sellers Disclosure Schedule, neither the execution, delivery and performance of this Agreement and the other Transaction Documents by Sellers, nor the consummation by Sellers of the transactions contemplated hereby or thereby will result in any change of control payments under any employment or other agreements between Sellers and any employee or consultant of Sellers.

2.20 Environmental Matters.  Sellers are and have been in material compliance with all Environmental Laws.  There is no pending or, to the knowledge of Sellers, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Sellers.  The Sellers are not a party to or bound by any court order, administrative order, consent order or other agreement with any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.  The Sellers have no material Liabilities or obligations arising from the release of any Hazardous Materials into the environment.  There has been no release of any Hazardous Material on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Sellers jointly or exclusively in connection with the Business.  There have been no Hazardous Materials generated by the Sellers that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States.  The Sellers have provided to the Buyer true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments.

2.21 Labor and Employment Matters.  There are no claims, demand letters, or formal grievances or complaints pending or, to the knowledge of Sellers, threatened against Sellers that relate to former or current employees of the Business, including their use in connection with the Business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with former employers.  Sellers (a) have complied in all material respects with applicable Laws and Regulations relating to employment and employment practices in the conduct of the Business; (b) have complied in all material respects with the terms of all employment agreements, if any, with current and former employees of the Business; (c) have withheld and reported all amounts in accordance with, and as required by, applicable Laws and Regulations or by agreement to be withheld and reported with respect to wages, salaries and other payments to current and former employees of the Business; (d) are not liable for any arrears of wages or any related taxes, excise taxes, interest or penalties or any penalty for failure to comply with any of the foregoing, except to the extent that such wages or taxes are not due as of the date hereof; and (e) have paid when due all amounts owed with respect to unemployment compensation benefits, social security or other benefits or obligations for employees of the Business (other than routine payments to be made in the ordinary course of business).  There is no labor strike, dispute, slowdown or stoppage pending or threatened against any of the Sellers affecting the Business, and the Business has not experienced any strike or labor-related work stoppage in the last three years.  No collective bargaining agreement relating to or affecting the Business is binding on Sellers.  To the knowledge of the Sellers, there are no organizational efforts presently being made by or on behalf of any labor union with respect to employees of the Business.

2.22 Employee Benefit Plans.

(a)           Section 2.22(a) of the Sellers Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans.  Sellers do not have any agreement, commitment or obligation to create, enter into or contribute to any additional Employee Benefit Plan, or to modify or amend any existing Employee Benefit Plan.

(b)           With respect to each Employee Benefit Plan, such Employee Benefit Plan is, and at all times has been maintained, administered and funded in accordance with its terms and in material compliance with all applicable requirements of all applicable Laws and Regulations.  Neither of Sellers nor any of their respective ERISA Affiliates, as hereinafter defined, has incurred (nor has any event occurred or condition been incurred or a claim been threatened which reasonably can be anticipated to result in Seller or any of its ERISA Affiliates incurring) any material loss or liability in connection with any existing or previously existing employee benefit plan which could become, on or after the Closing Date, an obligation or Liability of Buyer or any of its Affiliates or which has or could give rise to any Lien on any of Seller’s or Buyer’s assets.  Without limiting the foregoing, (i) Seller is not individually or jointly and severally liable for any liability relating to any employee benefit plan maintained or formerly maintained by it or by an ERISA Affiliate, (ii) to the best knowledge of Seller, no plan described in clause (i) is underfunded or otherwise could result in liability to the Buyer, and (iii) Seller does not currently contribute, and during the last six years has not contributed, to any “multiple employer plan” (within the meaning of Section 413(c) of the Code), a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or a “multiemployer plan” (as defined in Section 3(37) of ERISA) or any other bonus, deferred compensation, stock option, stock purchase, fringe benefit or other benefit plans.  For purposes hereof, the term “ERISA Affiliate” means a person or entity which, together with Seller, are treated as a single employer under Section 414 of the Code.  Each plan maintained by Seller has been operated in compliance with its terms and with all applicable Laws.

(c)           Except as set forth on Section 2.22(c) of the Sellers Disclosure Schedule, neither the execution and delivery of this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated by this Agreement and the other Transaction Documents (either alone or upon the occurrence of any additional or subsequent event(s)) will (i) entitle any individual to severance pay or any other payment from Sellers, Buyer, any of their respective Affiliates or any Employee Benefit Plan, (ii) accelerate the vesting of or otherwise increase the amount of any compensation due to any individual or employee trust or forgiveness of Indebtedness owed by any individual, or (iii) result in the disqualification of any Employee Benefit Plan intended to be qualified or in a prohibited transaction or breach of fiduciary duty under, or otherwise violate, any applicable Laws and Regulations.

2.23 Absence of Questionable Payments.  Neither Sellers nor any director, officer, employee or other Person acting on its behalf has made any payments in connection with or related to the Business for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditure.  Neither Sellers nor any director, officer, employee or other Person acting on their behalf has accepted or received any unlawful contributions, payments, gifts or expenditures.  Sellers have at all times complied, and are in compliance, in all respects with the Foreign Corrupt Practices Act and other applicable Laws and Regulations relating to the prevention of corrupt practices and similar matters.

2.24 Insider Interests.  To the knowledge of Sellers, no officer, director, employee or independent contractor of Sellers have any interest (other than indirectly as a stockholder of Sellers), nor will have any interest upon consummation of the transactions contemplated under this Agreement and the Transaction Documents, in any of the Purchased Assets used in or directly pertaining to the Business, including the Acquired Agreements and any of the Sellers Intellectual Property.

2.25 Fair Consideration; No Fraudulent Conveyance.  The sale of the Purchased Assets pursuant to this Agreement is made in exchange for fair and equivalent consideration and is not subject to any bulk sales or similar law.  Sellers are not insolvent and will not be rendered insolvent by the sale, transfer and assignment of the Purchased Assets pursuant to the terms of this Agreement.  The Sellers are not entering into this Agreement or any of the other agreements referenced in this Agreement with the intent to defraud, delay or hinder creditors, and the consummation of the transactions contemplated by this Agreement, and the other agreements referenced by this Agreement, will not have any such effect.  The transactions contemplated by this Agreement or any other Transaction Documents will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor to any of the Purchased Assets.

2.26 Export Control.  Sellers have at all times conducted its export transactions for the Statcorp Products in accordance in all material respects with all applicable U.S. export and re-export controls, including the United States Export Administration Act and Regulations and all other applicable import/export controls in non-U.S. jurisdictions in which Sellers or their Affiliates conduct business.

2.27 FDA Regulatory Compliance.

(a)           Except as disclosed in Section 2.27(a)(i) of the Sellers Disclosure Schedule, each Statcorp Product subject to the U.S. Food, Drug and Cosmetic Act (including the rules and regulations of the FDA promulgated thereunder, the “FDA”), Canadian Medical Devices Regulation (“CMDR”) SOR 98-282, Medical Devices Directive (“MDD”) 93/42/ECC, or comparable applicable Laws and Regulations in any non-U.S. jurisdiction (each such product, a “Medical Device”), is being or has been developed, manufactured, sold, licensed, imported for resale, tested, processed, labeled, stored, distributed and marketed in material compliance with all necessary Permits and other applicable requirements under the FDA, CMDR, MDD and comparable laws in any non-U.S. jurisdiction, including those relating to premarket clearance or approval, establishment registration, device listing, quality system regulation, good manufacturing practices, labeling, advertising, record keeping and filing of required reports.  All applicable technical files have been established and maintained and are in material compliance with the regulations.  Section 2.27(a)(ii) of the Sellers Disclosure Schedule lists the Seller’s 510(k) notifications and pre-market approval applications (“PMAs”) for the Statcorp Products and Services, including Medical Devices.  All of Statcorp Products and Services, including Medical Devices, in commercial distribution which are marketed without such approvals or under a Letter to File basis are listed on Schedule 2.27(a)(iii) of the Sellers Disclosure Schedule, together with a statement describing the reasons why such products do not require formal market clearance.  Sellers are in compliance with all applicable requirements of the FDA, CMDR and MDD relating to the maintenance of technical, clinical and other data generated prior to the Closing Date by Sellers with respect to Medical Devices.

(b)           Except as set forth in Section 2.27(b) of the Sellers Disclosure Schedule, all product issues, incidents and complaints have been suitably investigated, documented and managed, any applicable problem or vigilance reports have been filed, and any necessary recalls have been fully implemented.

(c)           Section 2.27(c) of the Sellers Disclosure Schedule identifies all internal audit reports (as required by 21 CFR Section 820.20) conducted by Sellers relating to the Business since January 1, 2004.

(d)           In Sellers’ reasonable judgment after due investigation, all reports, documents, claims, Permits and notices required to be filed, maintained or furnished with or to the FDA or any other Governmental Entity by Sellers for the Business have been so filed, maintained or furnished.  All such reports, documents, claims, Permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).  All such reports, documents, claims, Permits and notices have been provided or made available to Buyer.

(e)           Except as disclosed in Section 2.27(e) of the Sellers Disclosure Schedule, Sellers have not received any FDA Form 483, notice of adverse finding, demand letters, warning letters, untitled letters or other correspondence or notice from the FDA, or other Governmental Entity, (i) with respect to the Business alleging or asserting noncompliance with any applicable Laws and Regulations or Permits; or (ii) contesting the premarket clearance or approval of, the uses of or the labeling or promotion of any Statcorp Products and Services, including Medical Devices.

(f)           No Permit issued to Seller with respect to the Business by the FDA or any other Governmental Entity has been limited, suspended, or revoked.  Except as disclosed in Section 2.27(f) of the Sellers Disclosure Schedule, no medical device report (or its counterpart in non-U.S. jurisdictions) with respect to any Statcorp Products and Services, including Medical Device, has been reported by Seller to the FDA or other Governmental Entity, and no medical device report (or its counterpart in non-U.S. jurisdictions) with respect to any Statcorp Products and Services, including Medical Devices, is under investigation by the FDA or other Governmental Entity.

(g)           Except as disclosed in Section 2.27(g)(i) of the Sellers Disclosure Schedule, Sellers have not voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, safety alert, warning, or “dear doctor” letter relating to an alleged lack of safety, efficacy or regulatory compliance of any Statcorp Products and Services, including Medical Device.  Other than as set forth on Section 2.27(g)(ii) of the Sellers Disclosure Schedule, and after having used reasonably diligent efforts to discover such facts, Sellers and their consultants, agents and employees know of no facts which would cause or are reasonably likely to cause (i) the recall, market withdrawal or replacement of any Statcorp Products and Services, including Medical Devices; (ii) a change in the marketing classification or change in the labeling of any Statcorp Products and Services, including Medical Device, or (iii) a termination or suspension of the marketing of any Statcorp Products and Services, including Medical Devices.

(h)           Except as disclosed in Section 2.27(h) of the Sellers Disclosure Schedule, Sellers have not received any written notice that the FDA or any other Governmental Entity has (i) commenced, or threatened to initiate, any action to withdraw its premarket clearance or premarket approval or request the recall of any Statcorp Products and Services, including Medical Devices, (ii) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any Statcorp Products and Services, including Medical Devices or (iii) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any Statcorp Products and Services, including Medical Devices, produced at any facility where any Statcorp Products and Services, including Medical Devices, is manufactured, tested, processed, packaged or held for sale or (iv) identified any Statcorp Products and Services, including Medical Devices, non-compliance with reporting, registration, labeling, good manufacturing practices, advertising and other requirements under the FDA or regulations of any Governmental Entity.

(i)           Sellers have not, with respect to the Business: (i) employed in any capacity any individual who has been debarred pursuant to the FDA; or (ii) committed any act, made any statement or failed to make any statement that would breach the FDA’s policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” 56 Fed. Reg. 46191 (September 10, 1991), or any similar laws, rules, regulations or policies, whether under the jurisdiction of the FDA or a similar entity in any other jurisdiction.

(j)           The Sellers have performed all of its services in connection with the Business in a manner consistent with, or in a manner that permits those to whom it provides services to perform in a manner consistent with, all Federal, state and local requirements applicable to the conduct of clinical and nonclinical trials, and the submission of applications for the approval of products, including but not limited to, the requirements of the Federal Food Drug and Cosmetic Act and its implementing regulations, particularly those found in 21 CFR Parts 50 (Protection of human subjects), 54 (Financial disclosure by clinical investigators), 56 (Institutional review boards), 58 (Good laboratory practice for nonclinical laboratory studies), 312 (Investigational new drug application) 314 (Applications for FDA approval to market a new drug), all requirements applicable to the conduct of Good Clinical Practices, the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use and all other similar international requirements.

2.30 Compliance with Privacy Laws.

(a)           For purposes of this Agreement:

(i)           “Foreign Privacy Laws” shall mean (A) the Directive 95/46/EC of the Parliament and of the Council of the European Union of 24 October 1995 on the protection of individuals with regard to the collection, use, disclosure, and processing of personal data and on the free movement of such data, (B) the corresponding national laws, rules, regulations, codes, orders, decrees and rulings thereunder of the member states of the European Union and (C) any laws, rules, regulations, codes, orders, decree, and rulings thereunder related to privacy, data protection or data transfer issues implemented in other countries.

(ii)           “US Privacy Laws” shall mean any rules, regulations, codes, orders, decrees, and rulings thereunder of any federal, state, regional, county, city, municipal or local government of the United States or any department, agency, bureau or other administrative or regulatory body obtaining authority from any of the foregoing that relate to privacy, data protection or data transfer issues, including all implementing laws, ordinances or regulations, including, without limitation, the Fair Credit Reporting Act of 1970, as amended; the Privacy Act of 1974, as amended; the Family Education Rights and Privacy Act of 1974, as amended; the Right to Financial Privacy Act of 1978, as amended; the Privacy Protection Act of 1980, as amended; the Cable Communications Policy Act of 1984, as amended; the Electronic Communications Privacy Act of 1986, as amended; the Video Privacy Protection Act of 1988, as amended; the Telephone Consumer Protection Act of 1991, as amended; the Driver’s Privacy Protection Act of 1994, as amended; the Communications Assistance for Law Enforcement Act of 1994, as amended; the Telecommunications Act of 1996, as amended; HIPAA (as defined below), 45 CFR parts 160 and 164, as amended; the Health Information Technology for Economic and Clinical Health Act, sections 13401 through 13424 of the American Recovery and Reinvestment Act, Pub. L. No. 111-5, 123 Stat. 258-263, and regulations promulgated to implement those requirements (collectively the “HITECH Act”), as amended; the Children’s Online Privacy Protection Act (COPPA) of 1998, as amended; the Financial Modernization Act (Graham-Leach-Bliley Act) of 2000, as amended.

(b)           The Sellers are currently conducting and have at all times conducted the Business in compliance in all respects with all Foreign Privacy Laws and US Privacy Laws; and Sellers have not received notice (in writing or otherwise) regarding violation of such Foreign Privacy Laws or US Privacy Laws.

(c)           No action, suit, proceeding, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Sellers, nor threatened against Sellers, relating to Foreign Privacy Laws and US Privacy Laws violations by the Business; nor have Sellers incurred any Liabilities under any Foreign Privacy Laws or US Privacy Laws applicable to the Business.

(d)           Health Insurance Portability and Accountability Act of 1996.  Sellers (A) have assessed the applicability of the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations (collectively, “HIPAA”) to the Business, including any fully insured and self-insured health plans that Sellers sponsor or have sponsored or contribute to or have contributed to and in view of any health care provider activities, if any, in which Sellers engage in connection with the Business, (B) is not a “covered entity” under HIPAA, and (C) have fully complied with any agreement they have has entered into with a HIPAA-covered entity under which they have agreed to safeguard the protected health information of such a HIPAA-covered entity.

(e)           Other Health Information Laws.  Without limiting the generality of the foregoing,

(i)           Sellers are currently, and have been at all times since their respective formation, in compliance in all material respects with all health insurance, health information security, health information privacy, and health information transaction format laws applicable to the Business (each a “Health Information Law”), including any rules, regulations, codes, orders, decrees, and rulings thereunder of any federal, state, regional, county, city, municipal or local government, whether foreign or domestic, or any department, agency, bureau or other administrative or regulatory body obtaining authority from any of the foregoing.

(ii)           No action, suit, proceeding, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Sellers in connection with activities of the Business nor threatened against Sellers, alleging any failure to comply with any Health Information Law; nor have Sellers incurred any liabilities (whether accrued, absolute, contingent or otherwise) under any Health Information Law.

2.31 Affiliated Transactions; Stark Law.

(a)           None of the directors or officers of, or physicians employed by Sellers or any Affiliates, if any, or any of their immediate family members, is (i) a partner, member or stockholder (other than as a stockholder of less than 5% of the issued and outstanding securities of a publicly traded company) or has any other economic interest in any customer or supplier of the Business, or (ii) a party to any agreement, business arrangement or course of dealing related to the Business.  Sellers have not paid, or incurred any obligation to pay, any fees, commissions or other amounts to and are not a party to any agreement, business arrangement or course of dealing with any firm of or in which any directors or officers of Sellers, or any of their immediate family members, is a partner, member or stockholder or has any other economic interest.

(b)           Sellers do not engage in patient referrals in connection with activities of the Business.

2.32 Occupational Safety and Health Act.  Sellers have complied in all material respects with all applicable requirements of the Occupational Safety and Health Act (“OSHA”) and all applicable state equivalents, and with all applicable regulations promulgated under any such legislation, and with all orders, judgments, and decrees of any tribunal under such legislation, that apply to the Business, the Purchased Assets or the Sellers’ premises, and Sellers have not received any written notice alleging any violation thereof.

2.33 Full Disclosure.  No representation or warranty by Sellers contained in this Agreement, and no statement contained in the Sellers Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of Sellers pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

2.34 Purchased Equipment.  The Purchased Equipment listed in the Section 1.1(b) of the Sellers Disclosure Schedule constitutes all of the fixed assets necessary to operate the Business in the ordinary course of Business of Seller prior to the Closing Date, other than the office equipment (including computer hardware and software) used by Sellers to provide administrative support to the Business from CASMED’s offices in Branford, Connecticut, which equipment and machinery are not included in the Purchased Assets.

2.35 Disclaimer of Other Representations and Warranties.  Except as expressly set forth in this Section 2, Sellers make no representation or warrant, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, with respect to the Purchased Assets), liabilities, operations or the Business, including without limitation, with respect to merchantability or fitness for any particular purpose, and any such representations or warranties are hereby expressly disclaimed.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this Section 3 are true and correct as of the Closing Date.

3.1 Organization and Qualification.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the corporate power and authority to own, lease and operate its assets and to carry on its business as currently conducted and as proposed to be conducted.  Buyer is qualified or otherwise authorized to transact business as a foreign corporation in all jurisdictions in which such qualification or authorization is required by law.  Buyer has furnished or made available to Sellers complete and accurate copies of its Certificate of Incorporation and By-laws as presently in effect, and Buyer is not in default in the performance, observation or fulfillment of any provision of its Certificate of Incorporation or By-laws.

3.2 Authority to Execute and Perform Agreement.  Buyer has the full corporate power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform fully its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been, and the other Transaction Documents when delivered at Closing will be, duly executed and delivered by Buyer and constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar Laws and Regulations affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.3 Noncontravention.  Neither the execution, delivery and performance of this Agreement and the other Transaction Documents by Buyer, nor the consummation by Buyer of the transactions contemplated hereby or thereby will (a) violate or constitute a breach of any provision of its Certificate of Incorporation or By-laws, (b) require on the part of Buyer any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Buyer is a party or by which Buyer is bound or to which any of its assets is subject, (d) result in the imposition of any Lien upon any assets of Buyer (other than liens required in connection with any credit facility to which Buyer or its direct or indirect parent companies is a party), or (e) violate any Order or Law or Regulation in effect as of the Closing Date applicable to Buyer or any of its properties or assets (each of the events described in the foregoing clauses (a) through (f), a “Buyer Violation”), except where the Buyer Violation set forth in (b) or (e) would not have a material adverse effect on Buyer.

3.4 Broker’s Fee.  No broker, finder, agent or similar intermediary has acted on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with Buyer or any action taken by or on behalf of Buyer.

3.5 Full Disclosure.  No representation or warranty by Buyer contained in this Agreement, and no statement contained in any other document, certificate or other instrument delivered or to be delivered by or on behalf of Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

SECTION 4

COVENANTS AND AGREEMENTS

4.1 Further Assurances.  After the Closing, each of the Parties shall execute such documents, further instruments of sale, transfer, conveyance, assignment and confirmation and other papers and take such further actions as may be reasonably required or desirable to  effectively transfer, convey and assign to Buyer, and to confirm Buyer’s title to, all of the Purchased Assets being acquired hereunder, to put Buyer in actual possession and operating control of the Purchased Assets, to assist Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement, including, but not limited to, the release of liens on the Purchased Assets to the extent not effectively transferred on or prior to the Closing Date.  Each Party shall use its respective reasonable commercial efforts to take other such actions to ensure that, to the extent within its control or capable of influence by it, the transactions contemplated by this Agreement shall be fully carried out in a timely fashion.

4.2 Consents and Waivers.  To the extent that any lease, license, contract, agreement, sales or purchase order, Permit or right included in the Purchased Assets, or any claim, right or benefit arising thereunder or resulting therefrom (each, an “Interest”), is not capable of being sold, assigned, transferred or conveyed without the authorization, approval, consent or waiver of the issuer thereof or the other party or parties thereto, or any other Person, including a Governmental Entity (or if such Interest would be breached in the event of an sale, assignment, transfer or conveyance without such approval, consent or waiver), this Agreement shall not, in the event such issuer or other Person shall object to such assignment, constitute an assignment or conveyance thereof absent such approval consent or waiver.  To the extent any of the authorizations, approvals, consents or waivers referred to in this Section 4.2 have not been obtained as of the Closing, Sellers shall use commercially reasonable efforts, at Seller’s expense, to assist Buyer in obtaining all such consent and waivers as necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents and to otherwise comply with all applicable Laws and Regulations.

4.3 Filings, Notices and Authorizations from Governmental Entity.  Sellers shall use commercially reasonable efforts, at Buyer’s expense, to assist Buyer in obtaining all permits and other authorizations from any Governmental Entity, and to effect all registrations, filings and notices with or to any Governmental Entity, as necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents and to otherwise comply with all applicable Laws and Regulations.

4.4 Filing of Returns and Payment of Taxes.  Sellers shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax Returns and shall pay, or cause to be paid, when due all Taxes relating to the ownership or operation of the Purchased Assets attributable to any taxable period (or portion thereof) which ends on or prior to the Closing Date (the “Pre-Closing Tax Period”).  Buyer shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax Returns, and shall pay, or cause to be paid, when due all

Taxes relating to the ownership or operation of the Purchased Assets attributable to any taxable period (or portion thereof) beginning after the Closing Date (a “Post-Closing Tax Period”).  In the event Sellers make a payment of any Tax related to the operation or ownership of the Purchased Assets for any Post-Closing Tax Period, Buyer shall promptly reimburse Sellers for the amount of such payment.  In the event that Buyer makes a payment of any Tax related to the operation or ownership of the Purchased Assets for any Pre-Closing Tax Period, Sellers shall promptly reimburse Buyer for the amount of such payment.  Both Buyer and Sellers shall have access to each other’s books and records at reasonable times for purposes of handling the foregoing tax matters and dealing with any Liabilities or claims arising out of, or relating to, this Section 4.4.

4.5 Public Announcements.  Sellers and Buyer shall consult with each other before issuing any press release or otherwise making any written public statement with respect to the transactions contemplated in this Agreement and the other Transaction Documents and shall not issue any such press release or make any such written public statement prior to such consultation and approval by Sellers and Buyer, except as may be required by applicable Law and Regulations.  Other than as required by applicable Law and Regulations (including but not limited to, a filing pursuant to Form 8-K), Sellers shall not disclose the name of the Buyer in any public announcement or document, including but not limited to, press releases, investor calls or SEC filings; provided, however, that Sellers shall obtain the prior written consent of Buyer with respect to the text of the 8-K filing announcing the Closing.  For the sake of clarity, announcements disclosing the Buyer’s name relating to the transactions contemplated in this Agreement and the other Transaction Documents that are made solely to Seller’s employees, distributors or customers shall not constitute a public announcement or document for purposes of the foregoing sentence.

4.6 [Intentionally Omitted.]

4.7 Sellers Employees.  Subject to any applicable legal requirements, Seller shall provide Buyer with copies of the personnel records of each of the Sellers’ employees promptly following receipt by Sellers of written authorization to so provide such records from such Sellers Employee.  It is understood and agreed that, effective upon the Closing, all Sellers Employees listed in Section 2.14 of the Sellers Disclosure Schedule shall become employees of Buyer on such conditions and at such salary or wage rates as determined by Buyer in its sole discretion.  It is further understood and agreed that (a) nothing herein shall constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Buyer to a continuing post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (b) such employment, unless otherwise agreed to by Buyer in writing, shall be “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and any applicable legal requirements).

4.8 Bankruptcy, Liquidation, and Dissolution of Sellers.  Sellers shall maintain their corporate existence and shall not dissolve or commence any dissolution proceedings during the Earnout Period.   Sellers shall not commence a voluntary case under the U.S. federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or make an assignment for the benefit of its creditors during the Earnout Period.

4.9 [Intentionally Omitted.]

4.10 Each Party shall give prompt notice (but in no event later than 2 Business Days after Sellers’ discovery of the event or failure) to the other Parties’ knowledge of (a) any material failure by such Party to comply with or satisfy any covenant or agreement hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.10 shall not limit or otherwise affect the remedies available to the parties hereunder, (b) any written notice or other communications from any Person alleging that the consent of such Person is or may be required in connection with the transaction contemplated in this Agreement or the Transaction Documents; (c) any written notice or other communication from any governmental authority in connection with the transactions contemplated in this Agreement or the other Transaction Documents; or (d) any action, suits, claims, investigations or proceedings commenced or threatened in writing against, relating to or involving or otherwise affecting the Business or that relate to the consummation of the transactions contemplated in this Agreement and the other Transaction Documents.

4.11 Certain Inventory of Sellers; Non-Exclusive Business IP.

(a)           Sellers and Buyer acknowledge and agree that certain of the inventory that comprises a portion of the Purchased Assets bears or, upon Buyer manufacturing certain products in connection with the Business will bear, CASMED Trademarks.  Subject to the terms and conditions set forth in this Section 4.11, CASMED hereby grants to Buyer, for a period of the earlier of (i) eighteen (18) months following the Closing or (ii) the sale of all inventory of products bearing any of the Casmed Trademarks, an irrevocable, worldwide, perpetual, non-exclusive, non-transferable, royalty-free license to use the CASMED Trademarks for the sole purpose of exporting, displaying, advertising, marketing, distributing, offering for sale or selling such inventory.  Buyer shall use commercially reasonable efforts to remove the Casmed Trademarks from the inventory of products bearing such name as soon as reasonably practicable.  Buyer shall make no other use of the CASMED Trademarks, except as otherwise expressly stated herein or agreed to by the Parties.  Buyer acknowledges and agrees that the rights granted to Buyer pursuant to this Section 4.11 are license rights only, and nothing contained in this Agreement constitutes or shall be construed to be an assignment of any or all of CASMED’s rights in the CASMED Trademarks.  Buyer shall not at any time during the period of time during which any such inventory is in Buyer’s possession, custody or control do or cause to be done any act or thing challenging, contesting, impairing, invalidating, or tending to impair or invalidate any of CASMED’s rights in the CASMED Trademarks or any registrations derived from such rights.

(b)           For the sole purpose of importing, exporting, displaying, advertising, marketing, promoting, distributing, offering for sale or selling products in connection with the Business, Seller grants an irrevocable, worldwide, perpetual, non-exclusive, non-transferable, royalty-free license to use (i) any Non-Exclusive Business IP (other than the CASMED Trademarks which shall be governed pursuant to Section 4.11(a)) that is necessary for the Business or any of the Purchased Assets (but only to the extent that Sellers are permitted to grant such license) and (ii) any Exclusive Business IP that have not been conveyed, for any reason, to Buyer in accordance with Section 1.1 on the Closing Date.

4.12 Jointly Used Assets.  With respect to any assets of the Business that are not transferred from Sellers to Buyer as Purchased Assets pursuant to Section 1.1, but that are necessary to operate the Business as currently operated by Sellers, other than the office equipment (including computer hardware and software) used by Sellers to provide administrative support to the Business from CASMED’s offices in Branford, Connecticut (collectively, “Necessary Non-Transferred Assets”), Sellers hereby grants to Buyer an irrevocable, worldwide, perpetual, non-exclusive, non-transferable, royalty-free license to use such Necessary Non-Transferred Assets in order to enable the Buyer to operate the Business.

4.13 Transfer of Possession of Assets.  In order to facilitate a timely transfer of possession of the Purchased Assets to Buyer after the Closing, promptly following receipt of written instructions from Buyer, Sellers shall make available, during Sellers' normal business hours, any and all tangible Purchased Assets for pickup by one or more carriers designated by Buyer.  Risk of loss and damage to any such Purchased Assets shall pass to Buyer upon pickup by such designated carrier(s).  Sellers shall also take such actions as may be reasonably requested by Buyer to facilitate a timely transfer of any intangible Purchased Assets to Buyer after the Closing.

4.14 Power of Attorney.  Effective upon the Closing, each of the Sellers hereby irrevocably appoints Buyer and its successors, agents and assigns as its true and lawful attorney, in its name, place and stead, with power of substitution, to take any action relating to any Exclusive Business IP and to execute any instrument which Buyer may deem necessary or advisable to (i) demand and receive any and all Exclusive Business IP and to make endorsements and give receipts and releases for and in respect of the same; (ii) to institute, prosecute, defend, compromise and/or settle any and all legal proceedings with respect to the Exclusive Business IP; (iii) to make any filings required to transfer any of such Exclusive Business IP; and (iv) in the name of such Seller or otherwise, collect all Accounts Receivable for its own account.  The foregoing power of attorney is a special power of attorney coupled with an interest and is irrevocable.

SECTION 5

INDEMNIFICATION

5.1 Survival.  All representations, warranties, covenants and agreements set forth herein shall survive the execution and delivery hereof and the Closing hereunder, subject to the limitations set forth in Section 5.6.

5.2 Obligation of Sellers to Indemnify.  After the Closing Date, Sellers shall indemnify, defend and hold harmless Buyer (and its directors, officers, employees, agents, Affiliates and assigns) from and against all losses, liabilities, damages, deficiencies, costs or expenses, including interest and penalties imposed or assessed by any judicial or administrative body and reasonable attorneys’ fees, whether or not arising out of Third Party Claims (as such term is defined below), and including all amounts paid in investigation, defense or settlement of the foregoing pursuant to this Section 5 (“Losses”) resulting from, based upon or relating to:

(a) any misrepresentation or breach, as of the Closing Date, of any representation or warranty of Sellers contained in this Agreement, the Sellers Disclosure Schedules, the other Transaction Documents or any other agreement or instrument furnished by Sellers to Buyer pursuant to this Agreement or the other Transaction Documents;

(b) any failure to perform any covenant or agreement of Sellers contained in this Agreement, the other Transaction Documents or any agreement or instrument furnished by Sellers to Buyer pursuant to this Agreement or the other Transaction Documents;

(c) any Excluded Assets or Excluded Liabilities;

(d) any suit, proceeding or claim brought by any former employee of Sellers hired by Buyer in the course of this or as a result of the transactions contemplated in this Agreement, relating to or arising from his or her employment or seeking employment with Sellers, or the termination or constructive termination of his or her employment with Sellers, including without limitation any claim for severance pay, and including without limitation claims, actions or proceedings relating to or arising under the Workers Adjustment and Retraining Notification Act of 1988 or any similar or successor federal, state or local law;

(e) the negligent acts or omissions of Sellers in connection with the operations of the Business prior to the Closing or any Third Party Claim to the extent relating to the operations of the Business prior to the Closing, in each case regardless of whether such Losses occur post-Closing; and

(f) the failure to pay any pre-Closing Taxes or similar charges relating to the operations of the Business on or prior to the Closing Date (including any interest or penalties arising after the Closing Date and relating to Taxes accruing on or prior to the Closing Date.

5.3 Obligation of Buyer to Indemnify.  After the Closing Date, Buyer shall indemnify, defend and hold harmless Sellers (and their respective directors, officers, employees, agents, Affiliates and assigns) from and against all Losses resulting from, based upon or relating to:

(a) any misrepresentation or breach, as of the Closing Date, of any representation or warranty of Buyer contained in this Agreement, the other Transaction Documents or any other agreement or instrument furnished by Buyer to Sellers pursuant to this Agreement or the other Transaction Documents;

(b) any failure to perform any covenant or agreement of Buyer contained in this Agreement, the other Transaction Documents or any agreement or instrument furnished by Buyer to Sellers pursuant to this Agreement or the other Transaction Documents;

(c) any Assumed Liabilities;

(d) the negligent acts or omissions of Buyer in connection with the operations of the Business following the Closing or any Third Party Claim to the extent relating to the operations of the Business following the Closing; and

(e) the failure to pay any post-Closing Taxes or similar charges relating to the operations of the Business from and after the Closing Date.

5.4 Assertion of Claims.

(a) Notice of Claim.  Promptly after receipt of notice of any Losses for which an indemnified Party may seek indemnification under Section 5.2 or 5.3, it shall give written notice thereof to the indemnifying Party demanding payment of an indemnification claim arising under Section 5.2 or 5.3 (a “Demand”).  Such Demand shall describe in reasonable detail the nature of the claim, an estimate of the amount of Losses attributable to such claim and the basis of the indemnified party’s request for indemnification under this Agreement.  No delay on the part of the indemnified Party in notifying the indemnifying party shall relieve the indemnifying party from any obligation hereunder or otherwise except to the extent the indemnifying Party shall have been materially prejudiced by such failure.

(b) Response to a Demand.  The indemnifying Party may reply to a Demand made under Section 5.4(a) hereof by written notice given to the indemnified Party, which notice shall state whether the indemnifying Party agrees or disagrees that the claim asserted by the indemnified party is a valid claim under this Agreement and agrees or disagrees with respect to the amount of the Losses in such Demand.  If within fifteen (15) calendar days after receipt of the Demand (the “Indemnity Notice Period”) the indemnifying Party does not give to the indemnified party a notice disputing such Demand specifying the nature and amount of such dispute or if the indemnifying party gives notice that such Demand is uncontested, then the indemnifying Party shall deliver payment to the indemnified party in cash an amount equal to the value of the Losses stated in the Demand within the fifteen (15) calendar days of the earlier of expiration of such Indemnity Notice Period or notice that the Demand is uncontested.  If the notice from the indemnifying Party admits that a portion of the Demand is a valid claim under Section 5.2 or 5.3 of this Agreement and the remaining portion of the Demand is disputed, then the indemnifying Party shall pay to the indemnified party in cash an amount equal to the value of the Losses as are allocable to mutually agreed upon Losses within the fifteen (15) calendar days of delivery of such notice from the indemnifying Party and the disputed portion of such Demand shall be resolved in accordance with Section 5.4(c).

(c) Disputed Claims.  If the notice given by the indemnifying Party as provided in Section 5.4(b) hereof disputes the claim or claims asserted in the Demand by the indemnified party or the amount of Losses thereof within the Indemnity Notice Period (a “Disputed Claim”), then the Demand shall be treated as a Disputed Claim and adjudicated in accordance with Section 8.10 hereof.

(d) Third Party Claims.  Promptly after receipt of any assertion of Losses by any third Person (“Third Party Claims”) that might give rise to any Losses for which indemnification may be sought pursuant to Section 5.2 or 5.3, the indemnified Party shall promptly give written notice to the indemnifying party of such Third Party Claim (a “Notice of Third Party Claim”), stating the (i) nature, basis and facts giving rise to such Third Party Claim, (ii) the amount of Losses or the estimated amount thereof to the extent feasible, and (iii) the amount of liability asserted against the indemnifying party by reason of the Third Party Claim.  Such Notice of Third Party Claim shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including, without limitation, any summons, complaint or other pleading that may have been served, any written demand or any other document or instrument.  Notwithstanding the foregoing, the failure to provide notice as aforesaid to the indemnifying Party will not relieve the indemnifying party from any liability which it may have to the indemnified party under this Agreement or otherwise except to the extent the indemnifying party shall have been materially prejudiced by such failure.

(e) Defense of Third Party Claims.  The indemnifying Party may elect to defend and control any Third Party Claim with counsel of its own choosing, reasonably acceptable to the indemnified Party, within ten (10) business days after receipt of the Notice of Claim by the indemnifying party (the “Election to Defend”), and shall act reasonably and in accordance with its good faith business judgment in handling such Third Party Claim, provided that (i) the indemnifying Party may not enter into or make any settlement, compromise, admission or acknowledgement of the validity of any Third Party Claim or any liability in respect thereof without the written consent of the indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed unless such settlement or compromise (i) involves only the payment of money damages by the indemnifying Party, and does not impose an injunction or other equitable relief upon the indemnified Party, (ii) includes an unconditional term by each claimant or plaintiff to each indemnified Party of a release from all liability in respect of such Third Party Claim and (iii) would not result in the finding or admission of any violation of law or the finding or admission of any fact that, in the indemnified Party’s reasonable judgment, is counter to the indemnified Party’s interests.  The indemnifying Party shall diligently and actively defend any Third Party Claim.

(f) If the indemnifying Party chooses not to defend any Third Party Claim by failure to deliver the Election to Defend, the indemnified party may defend against such Third Party Claim and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may reasonably deem appropriate and seek indemnification pursuant to this Section 5 for Losses resulting from such Third Party Claim in accordance with Section 5.2 or 5.3.  In addition, if the indemnifying Party has assumed defense of the Third Party Claim in which both the indemnifying Party and the indemnified Party are parties or potential parties and either the indemnifying Party or the indemnified Party reasonably determines with advice of counsel that (A) there may be one or more legal defenses available to it that are different from or additional to those available to the other party, (B) that a potential or actual conflict of interest between such Parties may exist in respect of such Third Party Claim or (C) the employment of separate counsel shall have been authorized in writing by such indemnifying Party in connection with the defense of such Third Party Claim, then the indemnified Party shall be entitled to retain separate legal counsel and submit the fees and expenses of such counsel as part of a Demand for Indemnification pursuant to Section 5.2 or 5.3, as applicable.  Notwithstanding the foregoing, the indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided that  the indemnified Party may not enter into or make any settlement, compromise, admission or acknowledgement of the validity of any Third Party Claim or any liability in respect thereof without the written consent of the indemnifying Party, which consent shall not be unreasonably withheld.  The Parties shall make available to each other and their counsel and accountants all books and records and information relating to any Third Party Claim, keep each other fully apprised as to the details and progress of all proceedings relating thereto and render to each other such assistance as may be reasonably required for the proper and adequate defense of any Third Party Claim.

(g) The indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of, and the indemnifying Party shall pay the attorneys’ fees and expenses of the Indemnified Party with respect to, any Third Party Claim (i) as to which the indemnifying party fails to assume the defense within a reasonable period of time (but no later than10 Business Days upon sending of the Demand by the indemnified Party) or by failure to meet the conditions specified in this Section 5.4; (ii) as to which the indemnifying Party has failed or is failing to reasonably prosecute or defend such claim,

(iii) to the extent the Third Party Claim seeks an order, injunction, or other equitable relief against the indemnified Party, (iv) if the indemnifying Party does not irrevocably agree in writing to all damages, subject to the limitations set forth in Section 5.6, arising out of or related to such claim or demand or obligations of the indemnifying Party pursuant hereto and subject to indemnification hereunder, or (v) if the indemnified party is a Buyer and the Third Party Claim, if successful, could in the reasonable judgment of the indemnified Party be expected to materially and adversely affect the business or operations of Buyer with respect to (A) Statcorp Products and Services or (B) Buyer’s business generally.

5.5 Right to Offset.  Buyer shall have the right, at its sole option, to offset any and all amounts that would otherwise be payable to Buyer as a result the obligations of Sellers to indemnify Buyer pursuant to this Section 5 from any Earnout Payment or Closing Working Capital Surplus or from any amount due to Sellers under the Transition Services Agreement.  Sellers shall have the right, at their sole option, to offset any and all amounts that would otherwise be payable to Sellers as a result the obligations of Buyer to indemnify Sellers pursuant to this Section 5 from any Closing Working Capital Shortfall or any amount due to Buyer under the Transfer Pricing Agreement to be entered into between CASMED and Buyer post-Closing.  Any remaining portion not offset shall be paid in accordance with Section 5.

5.6 Limitation on Indemnification.  Notwithstanding anything else in this Agreement to the contrary (other than with respect to Section 8.6(b)), the obligations of the Party providing an indemnification hereunder to indemnify the party receiving such indemnification shall be subject to the following limitations:

(a) Time Limitations on Claims.  No claim for indemnification may be made pursuant to Section 5.2(a) , Section 5.2(e), Section 5.3(a) or Section 5.3(e) following the one (1) year anniversary of the Closing Date, except that:

(i) any claim based on any inaccuracy or breach of the representations made in Section 2.10 (Intellectual Property), Section 2.7 (Tax Matters) and claims for indemnification for Tax Claims may be made until thirty (30) days after the expiration of the applicable statutes of limitation;

(ii) any claim based on any inaccuracy or breach of the representations made in Section 2.23 (Absence of Questionable Payments), Section 2.26 (Export Control) or Section 2.27 (FDA Regulatory Compliance) shall survive until the three (3) year anniversary of the Closing Date; and

(iii) any claim based on any inaccuracy or breach of the representations made in Section 2.1 (Organization and Qualification), Section 2.2 (Authority to Execute and Perform Agreements), Section 2.3 (Noncontravention), or Section 2.9 (Title to Assets), Section 2.20 (Environmental Matters), Section 3.1 (Organization and Qualification) or Section 3.2 (Authority to Execute and Perform Agreements) shall survive until the six (6) year anniversary of the Closing Date;

(iv) to the extent that any claim based on inaccuracy or breach of the representations made in Section 5.2(e) or Section 5.3(e) are covered under clauses (i), (ii) or (iii), then the Expiration Date for such claims shall be as set forth in such clauses and shall not be limited to one (1) year.

Each of the respective dates set forth above are referred to herein as an “Expiration Date” with respect to the applicable claim.  Each of the claims referred to above in clauses (i), (ii) and (iii) relating to Section 2.10 (Intellectual Property), Section 2.7 (Tax Matters), Section 2.1 (Organization and Qualification), Section 2.2 (Authority to Execute and Perform Agreements), Section 2.3 (Noncontravention), Section 2.9 (Title to Assets), Section 2.20 (Environmental Matters), Section 3.1 (Organization and Qualification) and Section 3.2 (Authority to Execute and Perform Agreements) shall be referred to as a “Fundamental Claim.”

(b) Ceiling on Claims for Losses.  Each of the maximum aggregate liability of the Sellers for indemnification under Section 5.2 hereof, and the maximum aggregate liability of the Buyer for indemnification under Section 5.3 hereof, will not exceed  $600,000; provided, however, that the maximum aggregate liability of Sellers for any Fundamental Claims and the maximum aggregate liability of Buyer for any Fundamental Claims will not exceed the Purchase Price, plus the Earnout Payment to be paid to Sellers.

(c) Threshold on Losses.  No Losses may be paid pursuant to Section 5.2(a) or Section 5.3(a) unless and until the aggregate claim for such Losses exceeds $15,000 (the “Deductible”), at which point the indemnifying Party shall be liable for all Losses, including those comprising of the Deductible amount.

(d) Fraud Exception.  Notwithstanding anything contained herein to the contrary, there shall be no maximum liability or limit on the amount of any Losses for which Sellers or Buyer shall be responsible for hereunder due to any intentional, willful or fraudulent breach by Sellers or Buyer, respectively, of any covenants, obligations, or representations or warranties hereunder.

5.7 Insurance Proceeds.  The amount of any Losses for which indemnification is provided under this Section 5 shall be decreased by the amount of any insurance benefits and proceeds (net of any deductibles and increases in insurance premiums resulting therefrom) actually recovered by any indemnified Party from any third Person (collectively, “Insurance Benefits”).

5.8 Third Party Payments; Tax Benefits.  The amount of any Losses for which indemnification is provided under this Section 5 shall be decreased by the amount of (a) any indemnification, contribution or other similar payment actually recovered by the indemnified Party or any Affiliate thereof from any third Person with respect thereto by (b) the net Tax benefit or refund actually received, if any, by the applicable indemnified Party or any Affiliate thereof as a result of such Loss; provided, however, for the purposes of calculating such net Tax benefit or refund, there shall be no adjustment for the present value of any Tax benefits or refund.  Any such amounts or benefits received by an indemnified Party or any Affiliate thereof with respect to any Loss after it has received an indemnity payment hereunder shall be promptly paid over to the indemnifying Party; provided that the total amount of such Losses has been fully ascertained such that no further Losses are foreseeable in relation to the underlying events and such total amount has been recovered by the indemnified Part; provided, further, that the indemnified Party shall not be obligated to pay over any such amount in excess of the amount paid by the indemnifying Party to the indemnified Party with respect to such Loss.

5.9 Exclusive Remedy.  Except for such equitable remedies as may be available to enforce any of the provisions of this Agreement (including specific performance or injunctive relief), if the Closing occurs, the remedies under this Section 5 are the Parties’ sole and exclusive remedies, each against the other, with respect to matters arising under or relating to this Agreement of any kind or nature.  Notwithstanding the foregoing, this Section 5.9 shall not apply in respect of any claim of fraud or willful misconduct, including any tort claim or cause of action based upon, arising out of or related to any intentional misrepresentation made in or in connection with this Agreement or as an inducement to enter into this Agreement.

5.10 No Special Damages, Etc.  No Party shall have any liability for any special, exemplary, punitive or consequential damages (including loss of profit or revenue) suffered or incurred by any other Party.

5.11 Mitigation.  Each of the Parties agrees to take all commercially reasonable steps to mitigate their respective Losses, with the obligation to mitigate to commence, respectively, within a reasonable time after the Party’s knowledge of the relevant event or condition which would give rise to any Losses that are indemnifiable hereunder.

5.12 Subrogation.  Upon making any payment to the indemnified Party for any Losses pursuant to this Section 5, and to the extent that the total amount of such Losses has been fully ascertained such that no further Losses are foreseeable in relation to the underlying events and such total amount has been recovered by the indemnified Party, the indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the indemnified Party may have against any third Person with respect to such Losses to which such payment relates and the indemnified Party shall assign, upon request, any such rights to the indemnifying Party.

5.13 Tax Treatment.  The Parties shall treat all payments made by or deemed to be made by the indemnifying party under this Section 5 as adjustments to the Purchase Price paid hereunder unless otherwise required by applicable law.

SECTION 6

NON-COMPETITION AND NON-SOLICITATION COVENANTS

6.1 Non-Competition and Non-Solicitation.  As further consideration for the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement:

(a) For a period of three (3) years after the Closing Date, Sellers shall not, directly or indirectly, (i) develop, market or sell any product that competes with any Statcorp Product (a “Competitive Business”); (ii) engage in any Competitive Business as of the Closing Date in any country in the world in which Sellers conducted the Business during the two years before the Closing Date; (ii) employ or hire any individual who is, at the Closing, or who has been, within six (6) months prior to the Closing, a Sellers Employee (a “Restricted Person”); or (iii) call upon, solicit or communicate with any Restricted Person for the purpose or with the intent of enticing, or in a manner reasonably likely to entice, such Restricted Person away from the business of Buyer.  Notwithstanding the foregoing:  (x) Sellers may sell cuffs (whether or not such cuffs are purchased from Buyer) that are bundled with such other products of Sellers in substantially the same manner that Sellers sell cuffs that are bundled with other products prior to the Closing; (y) Seller may sell Statcorp Products and Services as requested by Buyer, whether under the Transition Services Agreement or otherwise; and (z) nothing set forth in this Section 6.1(a) shall be deemed to be binding on any Person acquiring control of either or both of the Sellers following the date hereof or any Person acquiring, directly or indirectly, all or substantially all of the assets of Sellers.  For the purposes of the foregoing sentence, “control” means (A) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise; or (B) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interests of a Person.

(b) For a period of three (3) after the Closing Date, Sellers hereto shall, not directly or indirectly, solicit or hire, or cause any third Person to solicit or hire, any individual employed by Buyer (other than a Restricted Person who shall be subject to Section 6.1(a) above), provided, however, that general solicitation of employment and employment resultant therefrom, not specifically directed at employees of the other Party, shall not be a violation of this Section 6.1.

6.2 Confidentiality.  Each Party recognizes that it has acquired and will acquire Confidential Information provided by the other Party or its Affiliates, and is in possession of Confidential Information of or relating to the other Party, the use or disclosure of which could cause the other Party substantial losses and damages that could not be readily calculated and for which no remedy at law would be adequate.  Accordingly, each Party covenants and agrees that it will not at any time, except in performance of its obligations to the other Party, directly or indirectly, use, disclose or publish, or permit other Persons (including Affiliates of the other Party) to disclose or publish, any Confidential Information, or use any such information in a manner detrimental to the interests of the other Party, unless (a) such information becomes generally known to the public through no fault of the receiving Party, (b) the receiving Party is advised that disclosure is required by regulation, law or order of any Governmental Entity of competent jurisdiction, including without limitation requirements under securities laws and regulations, or (c) the receiving Party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the receiving Party; provided that, prior to disclosing any information pursuant to clause (b) or (c) above, such Party shall give prior written notice thereof to the other Party and provide the other Party with the opportunity to contest or limit such disclosure and shall cooperate with efforts to prevent such disclosure, at the other Party’s expense.  Neither Party shall divulge, disclose or communicate to others in any manner whatsoever, information or statements which disparage or are intended to disparage the other Party.  Any confidentiality agreement between Seller and Buyer shall be deemed superseded by this Section 6.2 as of the Closing.

6.3 Reasonable Restraint.  The Parties agree that the foregoing covenants in this Section 6 impose reasonable restraints in light of the activities and businesses of the Parties on the date of the execution of this Agreement and the current plans of the Parties.

6.4 Severability; Reformation.  The covenants in this Section 6 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.

6.5 Independent Covenant.  All of the covenants in this Section 6 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of one Party against the other Party, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by either Party of such covenants.  The Parties expressly acknowledge that the terms and conditions of this Section 6 are independent of the terms and conditions of any other agreements.  It is specifically agreed that the periods set forth in this Section 6 during which the agreements and covenants made in this Section 6 shall be effective, shall be computed by excluding from such computation any time during which the Party bound by such agreement or covenant is found by a court of competent jurisdiction to have been in violation of any provision of this Section 6.  The covenants contained in Section 6 shall not be affected by any breach of any other provision hereof by any Party hereto.

6.6 Materiality.  Each of the Parties hereto hereby agrees that the covenants set forth in this Section 6 are a material and substantial part of the transactions contemplated by this Agreement, supported by adequate consideration.

SECTION 7

DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the respective meanings set forth below:

“Accounts Receivable” means all accounts receivable with respect to the Business, which shall be listed on Schedule 1.1(j).

“Action” means any claim, demand, action, cause of action, chose in action, right of recovery, right of set-off, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

“Affiliate” means, with respect to a specified Person, any other Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York are closed for business as a result of a federal, state or local holiday.

“CASMED Trademarks” means the following trademarks and trade names:  “CAS,” “CASMED,” “CAS Medical” and “CAS Medical Systems” which comprises all of the Non-Exclusive Business IP trademarks jointly used by the Business.

“Closing Working Capital Shortfall” means the amount by which Working Capital, as determined in accordance with Sections 1.5 and 1.7, is less than the Closing Working Capital Target.

“Closing Working Capital Surplus” means the amount by which Working Capital, as determined in accordance with Sections 1.5 and 1.7, is equal to or exceeds the Closing Working Capital Target.

“Closing Working Capital Target” means $2,027,168.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidential Information” shall mean (i) the provisions of this Agreement, the other Transaction Documents and any other agreements, documents or instruments delivered in connection with the transactions contemplated hereby and thereby, (ii) any discussion or negotiations, any of the terms, conditions or other facts, relating to the this Agreement, the other

Transaction Documents and the transactions contemplated hereby and thereby, including the status hereof or thereof, and (iii) all information acquired in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby that is not generally available to the public with respect to the Business or Buyer’s present or future business, operations, services, research, inventions, discoveries, drawings, designs, plans, processes, models, technical information, facilities, methods, trade secrets, copyrights, software, source code, systems, patents, procedures, manuals, specifications, any other intellectual property, confidential reports, price lists, pricing formulas, customer lists, financial information (including the revenues, costs, or profits associated with any of the Business or Buyer’s services), business plans, lease structure, projections, prospects, opportunities or strategies, acquisitions or mergers, advertising or promotions, personnel matters, legal matters, any other confidential and proprietary information, and any other information not generally known outside Sellers or Buyer or their respective Affiliates relating (a) to the Business, (b) to the Buyer or (c) to the Sellers, but excludes any information already properly in the public domain.  “Confidential Information” also includes confidential and proprietary information and trade secrets that third parties entrust to Buyer’s or Sellers’ confidence.  Upon the Closing, Confidential Information relating to the Business shall be Confidential Information of the Buyer, and not of the Sellers.

“Employee Benefit Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA and/or any “nonqualified deferred compensation plan,” as defined in Section 409A(d)(1) of the Code, covering or benefiting any current or former employee or service provider of the Business.

“Environmental Laws” means any federal, state or local laws (including common law), regulations, codes, rules, orders, ordinances, permits, requirements and final governmental determinations pertaining to the environment, pollution, radiation or protection of human health, safety or the environment, as adopted or in effect in the jurisdictions in which the applicable site or premises are located, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Federal Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 1001 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801 et seq.; the Atomic Energy Act, as amended 42 U.S.C. § 2011 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. § 651 et seq.; the Federal Food, Drug and Cosmetic Act, as amended 21 U.S.C. § 301 et seq. (insofar as it regulates employee exposure to Hazardous Materials), and any state or local statute of similar effect.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time consistently applied in accordance with Sellers’ historical practice (for the avoidance of doubt the phrase “in accordance with Sellers’ historical practice” in this definition recognizes that the preparation of financial statements in conformity with GAAP requires that the preparer make estimates and otherwise exercise discretion in preparing such financial statements but does not permit the use of non-GAAP accounting principles).

“Governmental Entity” means any federal, state, regional, provincial, county, city, municipal, whether foreign or domestic, court, arbitrator or other tribunal, or governmental, regulatory, legislative or administrative body.

“Hazardous Materials” means (a) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “hazardous air pollutants,” “contaminants,” “toxic chemicals,” “toxins,” “hazardous chemicals,” “extremely hazardous substances,” “pesticides,” “oil” or related materials as defined in any applicable Environmental Law, or (b) any petroleum or petroleum products, oil, natural or synthetic gas, radioactive materials, asbestos-containing materials, polychlorinated bi-phenals, urea formaldehyde foam insulation, radiation, radon, and any other substance defined or designated as hazardous, toxic or harmful to human health, safety or the environment under any Environmental Law.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property. assets or services, (c) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of property subject to such Lien, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of Sellers or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases or liability, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, decease or otherwise acquire for value any securities of such Person or any warrants, rights or options to acquire such securities, (h) all indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement to pay or purchase such indebtedness or to advance or supply funds for the payment or purchase of such indebtedness, or otherwise to assure a creditor against loss.

“IRS” shall mean the United States Internal Revenue Service.

“Joint Venture” means any Person that is not a Subsidiary and in which a Person or one or more Subsidiaries owns an equity interest (other than equity interests held for passive investment purposes which are less than 10% of any class of the outstanding voting securities or other equity of any such entity).

“Laws and Regulations” means all laws, statutes, ordinances, rules, regulations policies, and Orders of any Governmental Entity.

“Liabilities” means any and all debts, liabilities, obligations or commitments of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, disputed or undisputed, liquidated or unliquidated or determined or determinable, including, without limitation, those arising under any Laws and Regulations (including, without limitation, any Environmental Law and Tax Law), Action or Order, or any contract.

“Liens” means any claim, mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), or charge of any kind (including any agreement to give any of the foregoing).

“Litigation” means any civil, criminal or administrative action, cause of action, suit, arbitration, claim, complaint, investigation, inquiry, demand, demand letter, notices of violation or proceeding, whether at law or at equity, before or by any Governmental Entity.

“Order” shall mean any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree of or by, or any settlement under the jurisdiction of, any Governmental Entity.

“Person” means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint stock company, joint venture, trust or any other entity.

“Responsible Officer” means the president, executive vice president, senior vice president, vice president or chief financial officer of a Party.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Material Adverse Effect” means any circumstance, change or effect that, individually or in the aggregate, (a) is materially adverse to the business, operations, assets or liabilities, results of operations or the condition (financial or otherwise) or prospects of the Business, (b) materially and adversely affects the ability of Buyer to operate or conduct the Business in the manner in which it is currently operated or conducted by each Seller; or (c) materially and adversely affects the ability of Sellers to timely consummate the transactions contemplated by this Agreement and the other Transaction Documents.

“Statcorp Products” shall mean the products listed on Schedule 1A, which shall include any products of Seller relating to the Business that are in development as of the date of Closing.  For purposes of Section 1.6(c) only, Statcorp Products shall only include such products that are in development as of the date of Closing and expected to be launched within the Earnout Period as listed on Schedule 1C.

“Statcorp Products and Services” shall mean the Statcorp Products and the Statcorp Services, collectively.

“Statcorp Services” shall mean the services listed on Schedule 1B.

“Subsidiary” means any Person with respect to which a specified Person (or a Subsidiary thereof) (i) is a general partner or (ii) owns a majority of the voting equity securities or has the power to vote or direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

“Working Capital” means (a) the Accounts Receivable, Purchased Inventory and Deposits and Prepaid Expenses of the Business minus (b) the Accounts Payable and Accrued Expenses of the Business, in each case as determined as of the Closing Date without giving effect to consummation of the transactions contemplated by this Agreement.

SECTION 8

MISCELLANEOUS

8.1 Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by nationally recognized overnight courier services, sent by email or facsimile transmission with confirmation retained or sent by certified, registered or express mail, postage prepaid.  Any such notice shall be deemed given when so delivered personally, received the next day (if sent by an overnight courier service) or sent by facsimile transmission with confirmation retained or, if mailed, two (2) days after the date of deposit in the United States mail, as follows:

If to Buyer to:	Manoocher Mansouri 12525 Chadron Ave. Hawthorne, CA 90250 Telephone: (310) 340-2366 Facsimile: (310) 644-7590
With a copy to:	Victor Sze General Counsel OSI Systems, Inc. 12525 Chadron Avenue Hawthorne, CA 90250 Telephone: (310) 349-2426 Facsimile: (310) 970-0862`
If to Sellers:	Thomas M. Patton, President and CEO CAS Medical Systems, Inc. 44 East Industrial Road Branford, Connecticut 06405 Telephone: (203) 315-6311 Facsimile: (203) 488-9438
With a copy to:	Wiggin and Dana LLP One Century Tower 265 Church Street P.O. Box 1832 New Haven, CT 06508-1832 Attn: Partner handling CAS Medical Systems matters Telephone: (203) 498-4400 Facsimile: (203) 782-2889
Any Party may by notice given in accordance with this Section 8.1 to the other Party designate another address or Person for receipt of notices hereunder.

8.2 Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto) and any collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the Parties with respect to the purchase of the Business and the Purchased Assets and related transactions, and supersedes all prior agreements, written or oral, with respect thereto, including, without limitation, the Letter of Intent among Buyer and Sellers dated August 13, 2010.

8.3 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of law provisions.

8.4 Joint and Several Liability.  The liability of the Sellers to perform all or any obligations hereunder shall be deemed to be joint and several.  Notwithstanding any other provisions hereof, or of any rule or provisions of law, the failure or refusal by Buyer to proceed, in the event of a breach by Sellers, against one Seller shall not be deemed to be a release or waiver of any rights which Buyer may possess against such other Seller

8.5 Binding Effect; No Assignment; No Third-Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  This Agreement is not assignable without the prior written consent of the other Party hereto, provided, however, that Buyer may assign this Agreement to any of its Affiliates without Sellers’ consent; provided further that any such assignee shall assume in writing all of Buyer’s obligations hereunder.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.6 Fees and Expenses.

(a)           Buyer, on the one hand, and Sellers, on the other, shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, advisors, representatives, counsel and accountants.

(b)           Notwithstanding Section 5.6, any attorneys’ fees and expenses incurred by a Party in connection with the enforcement of this Agreement or the transactions contemplated hereby, including any enforcement relating to indemnification rights under Section 5, shall be borne by the non-Prevailing Party and the deductible or maximum limitations set forth in Sections 5.6(a), (b) or (c) shall not apply to this Section 8.6(b).  “Prevailing Party” shall mean the prevailing party as determined by a court of competent jurisdiction.

8.7 Section Headings, Construction.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  Unless otherwise specified, all references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.  The Exhibits and Schedules are a part of this Agreement as if fully set forth herein.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

8.8 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or PDF by electronic transmission shall be effective delivery of a manually executed counterpart to this Agreement.

8.9 Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.  The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

8.10 Dispute Resolution; Submission to Jurisdiction; Waiver; No Jury Trial.

(a) Any and all disputes, disagreements or differences pertaining to or arising out of this Agreement (each, a “Dispute”) shall, upon written notice from one Party to the other, be referred to a Responsible Officer of each Party, who shall attempt to timely resolve the matter through negotiation.  Any negotiation regarding a Dispute shall be treated as a settlement negotiation and shall not be admissible in any subsequent litigation.  If such Responsible Officers resolve the matter, such resolution shall be recorded in writing and shall be binding upon the Parties.  If a Party fails to appoint a Responsible Officer as representative within ten (10) days of written notice of the existence of a Dispute, or the Responsible Officers are unable to resolve the matter within thirty (30) days, then the matter may proceed to litigation subject to the terms and conditions of this Section 8.10.

(b) Each Party irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other Party hereto or its successors or assigns may be brought and determined in the courts of the State of Delaware and each Party hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts.  Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.

8.11 Enforcement.  The parties recognize and agree that if for any reason any of the provisions of this Agreement, including, without limitation, Section 6 hereof, are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy.  Accordingly, each Party agrees that in addition to other remedies the other Party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement.  In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither Party will allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

8.12 Rules of Construction.  The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be signed as an instrument under seal by themselves or their duly authorized respective officers, all as of the date first written above.

OSI OPTOELECTRONICS, INC.

By:           /s/ Manoocher Mansouri
Name:      Manoocher Mansouri
Title:        President

CASMED MEDICAL SYSTEMS, INC.

By:           /s/ Thomas M. Patton
Name:      Thomas M. Patton
Title:        President and CEO

STATCORP, INC.

By:           /s/ Thomas M. Patton
Name:      Thomas M. Patton
Title:        President and CEO